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As filed with the Securities and Exchange Commission on March 31, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Level 3 Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-0210602
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1025 Eldorado Blvd.
Broomfield, CO 80021
(720) 888-1000
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Thomas C. Stortz, Esq.
Executive Vice President and Chief Legal Officer
1025 Eldorado Blvd.
Broomfield, CO 80021
(720) 888-1000
(Name and address, including zip code, and telephone
number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

9% Convertible Senior Discount Notes due 2013	$294,732,000(1)	100%(2)(3)	$294,732,000(1)	$34,690

Common Stock, par value $.01 per share	29,499,751(4)	(5)	(5)	(5)

(1)
Represents the aggregate principal amount of 9% Convertible Senior Discount Notes due 2013 (the "Notes") issued by the Registrant.

(2)
Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457(i) under the Securities Act of 1933.

(3)
Exclusive of accrued interest and distributions, if any.

(4)
This number represents the maximum number of shares of common stock that are issuable upon conversion of the Notes registered hereby. For purposes of estimating the number of shares of common stock to be included in the registration statement upon the conversion of the Notes, the Registrant calculated the number of shares issuable upon conversion of the Notes based on a maximum conversion price of $9.991 per $1,000 principal amount of the Notes at maturity. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the Notes, as this amount may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions.

(5)
No additional consideration will be received for the common stock, and, therefore, no registration fee is required pursuant to Rule 457(i).

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus may change or be amended. We may not complete this offer and issue these securities until the Registration Statement filed with the Securities and Exchange Commission to which this prospectus relates is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March 31, 2005

PROSPECTUS

$294,732,000

9% Convertible Senior Discount Notes Due 2013 and
Shares of Common Stock Issuable Upon Conversion of the Notes

        Holders of our 9% Convertible Senior Discount Notes due 2013 named in this prospectus or in amendments or supplements to this prospectus may offer for sale the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by any of the selling securityholders.

        The notes were offered by us at a discount of 29.527% to their aggregate principal amount at maturity, and accrete at a rate of 9% per annum, compounded semiannually, to 100% of their aggregate principal amount at maturity by October 15, 2007.

        On October 15, 2007, the notes will commence accruing cash interest at a rate of 9% per annum, which will be payable semiannually in arrears on April 15 and October 15 in each year, commencing on April 15, 2008, and at the stated maturity, until the accreted value thereof is paid or duly provided for. We may elect, upon not less than 60 days prior notice to the holders of the notes and the trustee, to commence the accrual of cash interest on all outstanding notes on or after October 15, 2004, in which case the outstanding principal amount at maturity of each note will, on the date that we begin to accrue cash interest, be reduced to the accreted value of the note as of that date and cash interest will be payable with respect to the notes on each April 15 and October 15 thereafter.

        The notes are our senior unsecured obligations and rank equally with our current and future senior unsecured indebtedness, if any. In addition, the notes are, and will be, effectively subordinated to any existing or future secured indebtedness, as to the assets securing that indebtedness as well as all indebtedness and other liabilities, including trade payables, of our subsidiaries.

        Subject to and upon compliance with the provisions of the indenture under which the notes were issued and the terms of the notes, each registered holder of notes has the right at any time on or before the close of business on the last trading day prior to the maturity date, subject to prior redemption or repurchase, to convert the accreted value of any notes or portions of notes (in denominations of $1,000 principal amount at maturity or integral multiples of $1,000 principal amount at maturity) into shares of our common stock, at the conversion price of $9.991 per share of common stock, subject to adjustment.

        The right of conversion is limited in the instances where we have redeemed all or a portion of the notes or if we are to make an offer to purchase as a result of a change of control or the occurrence of certain other designated events.

        If we experience a change of control or upon the occurrence of certain other events, each holder may require us to purchase for cash all or a portion of such holder's notes at a price equal to 101% of the aggregate accreted value of the notes so purchased as of the date designated for payment, plus accrued and unpaid interest, if any, to, but excluding, that date.

        As of the date of this prospectus, there is no market for the notes. Our common stock currently trades on the Nasdaq National Market under the symbol "LVLT." On March 30, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $2.13 per share.

        Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 6 of this prospectus.

        Neither the notes nor the shares of common stock issuable upon conversion of the notes have been registered under the Securities Act or any other securities laws. Neither the notes nor the shares of common stock issuable upon conversion of the notes may be offered or sold in the United States or any other jurisdiction where such registration is required and has not been effected, except in a transaction not subject to, or exempt from, the registration requirements of the Securities Act and any other applicable securities laws.

The date of this prospectus is                        , 2005.

TABLE OF CONTENTS

Information Regarding Forward-Looking Statements	2
Summary	3
Risk Factors	6
Use of Proceeds	21
Ratio of Earnings to Fixed Charges	21
Description of Notes	22
Description of Capital Stock	37
Description of Other Indebtedness of Level 3 Communications, Inc. and Level 3 Financing, Inc.	38
Certain United States Federal Income Tax Considerations	47
Selling Securityholders	55
Plan of Distribution	56
Validity of Securities	58
Experts	58
Incorporation of Documents by Reference	58
Where You Can Find More Information	59

        In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

        We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes and the common stock into which it may be converted.

        Market data used throughout this prospectus and the documents incorporated in this prospectus by reference, including information relating to our relative position in the industries in which we conduct our business, is based on the good faith estimates of our management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors."

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements and information (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on the beliefs of our management as well as assumptions made by and information currently available to us. When used in this prospectus, the words "anticipate", "believe", "plans", "estimate" and "expect" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document. These forward-looking statements include, among others, statements concerning:

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  our communications and information services business, its advantages and our strategy for continuing to pursue the business;

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  anticipated development and launch of new services in the communications portion of our business;

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  anticipated dates on which we will begin providing certain services or reach specific milestones in the development and implementation of our business;

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  growth and recovery of the communications and information services industry;

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  expectations as to our future revenue, margins, expenses and capital requirements; and

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  other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

        These forward-looking statements are subject to risks and uncertainties, including financial, regulatory, environmental, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent us from achieving our stated goals include, but are not limited to, our failure to:

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  develop new products and services that meet customer demands and generate acceptable margins;

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  increase the volume of traffic on our network;

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  overcome the softness in the economy given its disproportionate effect on the telecommunications industry;

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  integrate strategic acquisitions;

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  attract and retain qualified management and other personnel;

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  successfully complete commercial testing of new technology and information systems to support new products and services, including voice transmission services;

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  ability to meet all of the terms and conditions of our debt obligations;

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  overcome Software Spectrum's reliance on financial incentives, volume discounts and marketing funds from software publishers;

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  reduce downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements; and

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  reduce rate of price compression on certain of our existing transport and IP services.

        Other factors are described under "Risk Factors" and in our filings with the SEC that are incorporated by reference in this prospectus.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes over our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our audited financial statements and the notes to those financial statements, which are incorporated by reference in this prospectus.

        References in this prospectus to "Level 3," "we," "us," "our," and the "Company" refer to Level 3 Communications, Inc., a company incorporated in Delaware, and its subsidiaries, except as expressly stated otherwise or unless the context requires otherwise.

Level 3 Communications

        Level 3 Communications, Inc., through its subsidiaries, engages primarily in the communications and information services businesses.

Communications Business

        We are a facilities based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. The Company has created, generally by constructing its own assets, but also through a combination of purchasing and leasing facilities, the Level 3 network—an advanced, international, facilities based communications network. The Company has designed Level 3's network to provide communications services, which employ and leverage rapidly improving underlying optical and Internet Protocol technologies.

Information Services Business

        Software Spectrum.    Through its Software Spectrum subsidiaries, collectively Software Spectrum, the Company is a global business-to-business software services provider with sales locations and operations located in North America, Europe and Asia/Pacific. Software Spectrum primarily sells software through licensing agreements, or right-to-copy arrangements, and full-packaged software products. Software Spectrum has established supply arrangements with major software publishers, including Adobe Systems, Citrix Systems, Computer Associates, IBM, McAfee, Microsoft, Novell, Sun Micro, Symantec and Trend Micro. Software Spectrum markets a full array of software titles for managing, enabling and securing business enterprises. The software products offered by Software Spectrum include all major desktop productivity applications, server platforms, operating systems and wireless applications, including strategic product categories for security storage and Web infrastructure.

        (i)Structure.    We currently offer, through our subsidiary (i)Structure, LLC, computer operations outsourcing to customers located primarily in the United States. (i)Structure is an information technology, or IT, infrastructure outsourcing company that provides managed computer infrastructure services across z/OS, OS/390, iSeries™, NT/UNIX® and Linux platforms in its data centers located in Omaha, Nebraska and Tempe, Arizona. Additionally, in some cases, (i)Structure operates equipment located on customer premises or in remote data center space, like colocation facilities. The Company enables businesses to outsource costly IT operations and benefit from secure, cost-effective, managed services that scale to meet changing needs.

        Our principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and its telephone number is (720) 888-1000.

The Offering

        The following is a brief summary of certain terms of the notes. For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus.

Notes offered	$294,732,000 aggregate principal amount at maturity of 9% convertible senior discount notes due 2013.
Maturity	October 15, 2013.
Interest
The notes were issued at a discount of 29.527% to their aggregate principal amount at maturity, and will accrete at a rate of 9% per annum, compounded semiannually, to 100% of their aggregate principal amount at maturity by October 15, 2007. On October 15, 2007, the notes will commence accruing cash interest at a rate of 9% per annum, which will be payable semiannually in arrears on April 15 and October 15 in each year, commencing on April 15, 2008, and at the stated maturity, until the accreted value thereof is paid or duly provided for. We may elect, upon not less than 60 days prior notice to the holders of the notes and the trustee, to commence the accrual of cash interest on all outstanding notes on or after October 15, 2004, in which case the outstanding principal amount at maturity of each note will, on the date that we begin to accrue cash interest, be reduced to the accreted value of the note as of that date and cash interest will be payable with respect to the notes on each April 15 and October 15 thereafter.
Conversion rights
Holders may, at any time prior to the maturity date, convert the accreted value of any notes or portions of notes (in denominations of $1,000 principal amount at maturity or integral multiples of $1,000 principal amount at maturity) into shares of our common stock, at the conversion price of $9.991 per share of common stock, subject to adjustment.

The right of conversion is limited in the instances where we have redeemed all or a portion of the notes or if we are to make an offer to purchase as a result of a change of control or the occurrence of certain other designated events.

The conversion price may be adjusted upon the occurrence of certain events. The conversion price may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount or accrued cash interest.

Notes or portions of notes in integral multiples of $1,000 principal amount at maturity called for redemption may be surrendered for conversion until the close of business on the trading day immediately prior to the redemption date.
Redemption of notes at our option	The notes are not redeemable by us prior to October 15, 2008.

After October 15, 2008, if the closing sale price of our common stock has exceeded a "specified percentage" of the conversion price in effect at that time for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption, we may redeem for cash all or a portion of the notes at a price in cash equal to 100% of the accreted value of the notes to be redeemed as of the redemption date plus accrued and unpaid interest, to, but excluding, the redemption date.
Change of control
If we experience a change of control or upon the occurrence of certain other designated events, each holder may require us to purchase for cash all or a portion of such holder's notes at a price equal to 101% of the aggregate accreted value of the notes so purchased as of the date designated for payment, plus accrued and unpaid interest, if any, to, but excluding, that date.
Ranking
The notes are our senior unsecured obligations and rank equal in right of payment to all of our other senior and unsecured indebtedness. The notes will be effectively subordinated to any existing or future secured indebtedness, as to the assets securing that indebtedness and to any indebtedness of our subsidiaries.
Use of proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the shares of common stock underlying the notes.
Registration rights	We have agreed to keep this shelf registration statement effective until the earlier of:
• two years after the latest date of original issuance of any of the notes;
• the date when all registrable securities shall have been registered under the Securities Act and disposed of; and
• the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.
See "Description of Notes—Registration Rights."
Certificated Notes
The notes have been issued in fully certificated registered form and must be transferred in accordance with the provisions of the indenture and the terms of the certificate. See "Description of Notes—Transfer and Exchange."
Trading	There is currently no trading market for the notes. See "Risk Factors—There is no public market for the notes, which could limit their market price or your ability to sell them"
Nasdaq National Market symbol for our common stock	Our common stock is listed on the Nasdaq National Market under the symbol "LVLT."
Risk factors	See "Risk Factors" beginning on page 6 of this prospectus and other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations.

        Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment.

        This prospectus and the information incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and the information included or incorporated by reference.

Risks Related to Our Business

Communications Group

The prices that we charge for our services have been decreasing, and we expect that they will continue to decrease over time and we may be unable to compensate for this lost revenue.

        We expect to continue to experience decreasing prices for our services as we and our competitors increase transmission capacity on existing and new networks, as a result of our current agreements with customers which often contain volume-based pricing, through technological advances or otherwise, and as volume-based pricing becomes more prevalent. Accordingly, our historical revenue is not indicative of future revenue based on comparable traffic volumes. As the prices for our services decrease for whatever reason, if we are unable to offer additional services from which we can derive additional revenue or otherwise reduce our operating expenses, our operating results will decline and our business and financial results will suffer.

        We also expect, excluding the effects of acquisitions, managed modem related revenue to continue to decline in the future primarily due to an increase in the number of subscribers migrating to broadband services and continued pricing pressures and declining customer obligations under contractual arrangements. We also expect a significant decline in our DSL aggregation revenue during 2005, as a significant customer of this service is expected to terminate its customer contract effective during 2005.

Our VoIP services have only been sold for a limited period and there is no guarantee that these services will gain broad market acceptance.

        Although we have sold Softswitch based services since the late 1990's, we have been selling our Voice-over-IP or VoIP services for a limited period of time. As a result, there are many difficulties that we may encounter, including regulatory hurdles and other problems that we may not anticipate. To date, we have not generated significant revenue from the sale of our VoIP services, and there is no guarantee that we will be successful in generating significant VoIP revenues.

The success of our VoIP services is dependent on the growth and public acceptance of VoIP telephony.

        The success of our VoIP services is dependent upon future demand for VoIP telephony services. In order for the IP telephony market to continue to grow, several things need to occur. Telephone and cable service providers must continue to invest in the deployment of high speed broadband networks to residential and commercial customers. VoIP networks must continue to improve quality of service for real-time communications, managing effects such as packet jitter, packet loss, and unreliable bandwidth, so that toll-quality service can be provided. VoIP telephony equipment and services must achieve a similar level of reliability that users of the public switched telephone network have come to expect from their telephone service. VoIP telephony service providers must offer cost and feature benefits to their customers that are sufficient to cause the customers to switch away from traditional telephony service providers. If any or all of these factors fail to occur, our VoIP services business may not grow.

Failure to complete development, testing and introduction of new services, including VoIP services, could affect our ability to compete in the industry.

        We continuously develop, test and introduce new services that are delivered over our network. These new services are intended to allow us to address new segments of the communications marketplace and to compete for additional customers. In certain instances, the introduction of new services requires the successful development of new technology. To the extent that upgrades of existing technology are required for the introduction of new services, the success of these upgrades may be dependent on the conclusion of contract negotiations with vendors and vendors meeting their obligations in a timely manner. In addition, new service offerings, including new VoIP services, may not be widely accepted by customers, which may result in the termination of those service offerings and an impairment of any assets used to develop or offer those services. If we are not able to successfully complete the development and introduction of new services, including new VoIP services, in a timely manner, our business could be materially adversely affected.

We need to increase the volume of traffic on our network or our network will not generate profits.

        We must continue to increase the volume of Internet, data, voice and video transmission on our network in order to realize the anticipated cash flow, operating efficiencies and cost benefits of our network. If we do not maintain our relationship with current customers and develop new large-volume customers, we may not be able to substantially increase traffic on our network, which would adversely affect our ability to become profitable.

Continuing softness in the economy is having a disproportionate effect on the telecommunications industry.

        The downturn in general economic conditions, particularly in the telecommunications services industry, has forced a number of our competitors and certain customers to file for protection from creditors under bankruptcy laws and to take other extraordinary actions to reconfigure their capital structure. These companies had significant debt servicing requirements and were unable to generate sufficient cash from operations to both service their debt and conduct their businesses. We have changed our customer base in order to focus on global users of bandwidth capacity, which tend to be more financially viable than certain of our former Internet start-up customers, and we have implemented policies and procedures designed to enable us to make determinations regarding the financial condition of potential and existing customers. However, there can be no assurance regarding the financial viability of our customers or that these policies and procedures will be effective. If general conditions in the telecommunications marketplace remain at current levels for an extended period of time or worsen, we could be materially adversely affected.

Our communications revenue is concentrated in a limited number of customers.

        A significant portion of our communications revenue is concentrated among a limited number of customers. If we lost one or more of these major customers, or if one or more major customers significantly decreased orders for our services, our communications business would be materially and adversely affected. Revenue from our two largest communications customers, Time Warner, Inc. and its subsidiaries and Verizon Communications, Inc. and its affiliates, represented approximately 22% and 13% of our communications revenue for 2004, respectively. America Online, our largest managed modem customer and an affiliate of Time Warner, Inc., has reduced the number of managed modem ports it purchases from us by approximately 22% during the third quarter of 2004 with additional port turndowns of approximately 8% occurring in the fourth quarter. Our future communications operating results will depend on the success of these customers and other customers and our success in selling services to them. In addition, revenue attributable to Time Warner Inc. and its subsidiaries, including America Online, amounted, on an aggregate basis, to $373 million for the year ended December 31, 2004, representing approximately 10% of consolidated revenue for us.

        If we were to lose a significant portion of our communications revenue from either America Online or Verizon, we would not be able to replace this revenue in the short term and our operating losses would increase, which increase may be significant.

During our communications business operating history, we have generated substantial losses, which we expect to continue.

        The development of our communications business required, and may continue to require, significant expenditures. These expenditures could result in substantial negative cash flow from operating activities and substantial net losses for the near future. For the fiscal year ended December 31, 2004, we incurred a loss from continuing operations of approximately $458 million. We expect to continue to experience losses, and may not be able to achieve or sustain operating profitability in the future. Continued operating losses could limit our ability to obtain the cash needed to expand our network, make interest and principal payments on our debt or fund other business needs.

We will need to continue to expand and adapt our network in order to remain competitive, which may require significant additional funding.

        Future expansion and adaptations of our network's electronic and software components will be necessary in order to respond to:

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  growing number of customers;

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  the development and launching of new services;

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  increased demands by customers to transmit larger amounts of data;

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  changes in customers' service requirements;

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  technological advances by competitors; and

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  governmental regulations.

        Future expansion or adaptation of our network will require substantial additional financial, operational and managerial resources, which may not be available at the time. If we are unable to expand or adapt our network to respond to these developments on a timely basis and at a commercially reasonable cost, our business will be materially adversely affected.

Our need to obtain additional capacity for our network from other providers increases our costs.

        We continue in some part to lease telecommunications capacity and obtain rights to use dark fiber from both long distance and local telecommunications carriers in order to extend the scope of our network both in the United States and Europe. Any failure by companies leasing capacity to us to provide timely service to us would adversely affect our ability to serve our customers or increase the costs of doing so. Some of our agreements with other providers require the payment of amounts for services whether or not those services are used. We enter into interconnection agreements with many domestic and foreign local telephone companies, but we are not always able to do so on favorable terms.

        Costs of obtaining local service from other carriers comprise a significant proportion of the operating expenses of long distance carriers. Similarly, a large proportion of the costs of providing international service consists of payments to other carriers. Changes in regulation, particularly the regulation of local and international telecommunication carriers, could indirectly, but significantly, affect our competitive position. These changes could increase or decrease the costs of providing our services.

Our business requires the continued development of effective business support systems to implement customer orders and to provide and bill for services.

        Our business depends on our ability to continue to develop effective business support systems and in particular the development of these systems for use by customers who intend to use our services in their own service offering. This is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. Business support systems are needed for:

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  implementing customer orders for services;

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  provisioning, installing and delivering these services; and

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  monthly billing for these services.

        Because our business provides for continued rapid growth in the number and volume of services offered, there is a need to continue to develop these business support systems on a schedule sufficient to meet proposed service rollout dates. In addition, we require these business support systems to expand and adapt to our rapid growth and alternate distribution channel strategy. The failure to continue to develop effective business support systems could materially adversely affect our ability to implement our business plans.

Our growth may depend upon our successful integration of acquired businesses.

        The integration of acquired businesses involves a number of risks, including, but not limited to:

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  demands on management related to the significant increase in size after the acquisition;

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  the diversion of management's attention from the management of daily operations to the integration of operations;

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  difficulties in the assimilation and retention of employees;

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  difficulties in the assimilation of different cultures and practices, as well as in the assimilation of broad and geographically dispersed personnel and operations; and

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  difficulties in the integration of departments, systems, including accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards, controls, including internal accounting controls, procedures and policies.

        If we cannot successfully integrate acquired businesses or operations, we may experience material negative consequences to our business, financial condition or results of operations. Successful integration of these acquired businesses or operations will depend on our ability to manage these operations, realize opportunities for revenue growth presented by strengthened service offerings and expanded geographic market coverage and, to some degree, to eliminate redundant and excess costs. Because of difficulties in combining geographically distant operations, we may not be able to achieve the benefits that we hope to achieve as a result of the acquisition.

We may be unable to hire and retain sufficient qualified personnel; the loss of any of our key executive officers could adversely affect us.

        We believe that our future success will depend in large part on our ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. We have experienced significant competition in attracting and retaining personnel who possess the skills that we are seeking. As a result of this significant competition, we may experience a shortage of qualified personnel. Our businesses are managed by a small number of key executive officers, particularly James Q. Crowe, Chief Executive Officer, Charles C. Miller, III, Vice Chairman of the Board, and Kevin J. O'Hara, Chief Operating Officer. The loss of any of these key executive officers could have a material adverse effect on us.

We must obtain and maintain permits and rights-of-way to operate our network.

        If we are unable, on acceptable terms and on a timely basis, to obtain and maintain the franchises, permits and rights needed to expand and operate our network, our business could be materially adversely affected. In addition, the cancellation or nonrenewal of the franchises, permits or rights that are obtained could materially adversely affect us. We are a defendant in several lawsuits that the plaintiffs have sought to have certified as class actions that, among other things, challenge our use of rights of way. It is likely that additional suits challenging use of our rights of way will occur and that those plaintiffs also will seek class certification. The outcome of this litigation may increase our costs and adversely affect our operating results.

Termination of relationships with key suppliers could cause delay and costs.

        We are dependent on third-party suppliers for fiber, computers, software, optronics, transmission electronics and related components that are integrated into our network. If any of these relationships is terminated or a supplier fails to provide reliable services or equipment and we are unable to reach suitable alternative arrangements quickly, we may experience significant additional costs. If that happens, we could be materially adversely affected.

Rapid technological changes can lead to further competition.

        The communications industry is subject to rapid and significant changes in technology. In addition, the introduction of new products or technologies, as well as the further development of existing products and technologies may reduce the cost or increase the supply of certain services similar to those that we provide. As a result, our most significant competitors in the future may be new entrants to the communications and information services industries. These new entrants may not be burdened by an installed base of outdated equipment. Future success depends, in part, on the ability to anticipate and adapt in a timely manner to technological changes. Technological changes and the resulting competition could have a material adverse effect on us.

Increased industry capacity and other factors could lead to lower prices for our services.

        Additional network capacity available from our competitors may cause significant decreases in the prices for services. Prices may also decline due to capacity increases resulting from technological advances and strategic acquisitions, such as the announced transactions between SBC and AT&T and Verizon and MCI. Increased competition has already led to a decline in rates charged for various telecommunications services.

We are subject to significant regulation that could change in an adverse manner.

        Communications services are subject to significant regulation at the federal, state, local and international levels. These regulations affect us and our existing and potential competitors. Delays in receiving required regulatory approvals, completing interconnection agreements with incumbent local exchange carriers or the enactment of new and adverse regulations or regulatory requirements may have a material adverse effect on us. In addition, future legislative, judicial and regulatory agency actions could have a material adverse effect on us.

        Recent federal legislation provides for a significant deregulation of the U.S. telecommunications industry, including the local exchange, long distance and cable television industries. This legislation remains subject to judicial review and additional FCC rulemaking. As a result, we cannot predict the legislation's effect on our future operations. Many regulatory actions are under way or are being contemplated by federal and state authorities regarding important items. These actions could have a material adverse effect on our business.

We may lose customers if we experience system failures that significantly disrupt the availability and quality of the services that we provide.

        Our operations depend on our ability to avoid and mitigate any interruptions in service or reduced capacity for customers. Interruptions in service or performance problems, for whatever reason, could undermine confidence in our services and cause us to lose customers or make it more difficult to attract new ones. In addition, because many of our services are critical to the businesses of many of our customers, any significant interruption in service could result in lost profits or other loss to customers. Although we attempt to disclaim liability in our service agreements, a court might not enforce a limitation on liability, which could expose us to financial loss. In addition, we often provide our customers with guaranteed service level commitments. If we are unable to meet these guaranteed service level commitments as a result of service interruptions, we may be obligated to provide credits, generally in the form of free service for a short period of time, to our customers, which could negatively affect our operating results.

        The failure of any equipment or facility on our network, including the network operations control center and network data storage locations, could result in the interruption of customer service until necessary repairs are effected or replacement equipment is installed. Network failures, delays and errors could also result from natural disasters, terrorist acts, power losses, security breaches and computer viruses. These failures, faults or errors could cause delays, service interruptions, expose us to customer liability or require expensive modifications that could have a material adverse effect on our business.

Intellectual property and proprietary rights of others could prevent us from using necessary technology to provide Internet protocol voice services.

        While we do not know of any technologies that are patented by others that we believe are necessary for us to provide our services, necessary technology may in fact be patented by other parties either now or in the future. If necessary technology were held under patent by another person, we would have to negotiate a license for the use of that technology. We may not be able to negotiate such a license at a price that is acceptable. The existence of such patents, or our inability to negotiate a license for any such technology on acceptable terms, could force us to cease using the technology and offering products and services incorporating the technology.

Canadian law currently does not permit us to offer services in Canada.

        Ownership of facilities that originate or terminate traffic in Canada is currently limited to Canadian carriers. This restriction hinders our entry into the Canadian market unless appropriate arrangements can be made to address it.

Potential regulation of Internet service providers in the United States could adversely affect our operations.

        The FCC has to date treated Internet service providers as enhanced service providers. Enhanced service providers are currently exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. The FCC is currently examining the status of Internet service providers and the services they provide. If the FCC were to determine that Internet service providers, or the services they provide, are subject to FCC regulation, including the payment of access charges and contribution to the universal service funds, it could have a material adverse effect on our business and the profitability of our services.

The communications and information services industries are highly competitive with participants that have greater resources and a greater number of existing customers.

        The communications and information services industries are highly competitive. Many of our existing and potential competitors have financial, personnel, marketing and other resources significantly greater than us. Many of these competitors have the added competitive advantage of a larger existing customer base. In addition, significant new competitors could arise as a result of:

  •
  the recent increased consolidation in the industry;

  •
  allowing foreign carriers to compete in the U.S. market;

  •
  further technological advances; and

  •
  further deregulation and other regulatory initiatives.

        If we are unable to compete successfully, our business could be materially adversely affected.

We may be unable to successfully identify, manage and assimilate future acquisitions, investments and strategic alliances, which could adversely affect our results of operations.

        We continually evaluate potential investments and strategic opportunities to expand our network, enhance connectivity and add traffic to the network. In the future, we may seek additional investments, strategic alliances or similar arrangements, which may expose us to risks such as:

  •
  the difficulty of identifying appropriate investments, strategic allies or opportunities;

  •
  the possibility that senior management may be required to spend considerable time negotiating agreements and monitoring these arrangements;

  •
  the possibility that definitive agreements will not be finalized;

  •
  potential regulatory issues applicable to the telecommunications business;

  •
  the loss or reduction in value of the capital investment;

  •
  the inability of management to capitalize on the opportunities presented by these arrangements; and

  •
  the possibility of insolvency of a strategic ally.

        There can be no assurance that we would successfully overcome these risks or any other problems encountered with these investments, strategic alliances or similar arrangements.

Information Services

Our wholly owned subsidiary, Software Spectrum, relies on financial incentives, volume discounts and marketing funds from software publishers.

        As part of Software Spectrum's supply agreements with certain publishers and distributors, Software Spectrum receives substantial incentives in the form of rebates, volume purchase discounts, cooperative advertising funds and market development funds. Under the licensing model increasingly used by Microsoft, which became effective in October 2001, Software Spectrum no longer receives these forms of financial incentives on the majority of new enterprise-wide licensing agreements, but instead Software Spectrum is paid fees for services performed under those agreements. Other publishers have based their financial incentives on specific market segments and products. If the Software Spectrum business model does not continue to align with the objectives established for these incentives or if software publishers further change, reduce or discontinue these incentives, discounts or advertising allowances, Software Spectrum's business and Level 3's consolidated financial results could be materially adversely affected.

Software Spectrum is very dependent on a small number of vendors.

        A large percentage of Software Spectrum's sales are represented by popular business software products from a small number of vendors. For the year ended December 31, 2004, approximately 70% of Software Spectrum's software sales were derived from products published by Microsoft and IBM/ Lotus. Most of Software Spectrum's contracts with vendors are terminable by either party, without cause, upon 30 to 60 days notice. The loss or significant change in Software Spectrum's relationship with these vendors could have a material adverse effect on Software Spectrum's business and Level 3's consolidated financial results. Although Software Spectrum believes the software products would be available from other parties, Software Spectrum may have to obtain such products on terms that would likely adversely affect its financial results.

Software Spectrum's business is sensitive to general economic conditions and its success at expanding its business geographically.

        Software Spectrum's business is sensitive to the spending patterns of its customers, which in turn are subject to prevailing economic and business conditions. Recent economic conditions caused a decrease in spending for information technology over the several past years. If customers and potential customers continue to decrease their spending in this area, Level 3's consolidated financial results would be adversely affected. Further, sales to large corporations have been important to Software Spectrum's results, and its future results are dependent on its continued success with such customers. Sales outside of the United States accounted for approximately 43% of Software Spectrum's revenue for the year ended December 31, 2004. Software Spectrum's future growth and success depend on continued growth and success in international markets. The success and profitability of Software Spectrum's international operations are subject to numerous risks and uncertainties, including local economic and labor conditions, unexpected changes in the regulatory environment, trade protection measures and tax laws, currency exchange risks, political instability and other risks of conducting business abroad.

Software Spectrum's business is subject to seasonal changes in demand and resulting sales activities.

        Software Spectrum's software distribution business is subject to seasonal influences. In particular, net sales and profits in the United States, Canada and Europe are typically lower in the first and third quarters due to lower levels of information technology purchases during those times. As a result, Software Spectrum's quarterly results may be materially affected during those quarters. Therefore, the operating results for any three month period are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year. In addition, periods of higher sales activities during certain quarters may require a greater use of working capital to fund the Software Spectrum business in the quarter that follows the higher levels of sales activities.

Software Spectrum operates in a highly-competitive business environment and is subject to significant pricing competition.

        The desktop technology marketplace is intensely competitive. Software Spectrum faces competition from a wide variety of sources, including other software resellers, hardware manufacturers and resellers, large system integrators, software publishers, contact services providers, software suppliers, retail stores (including superstores), mail order, Internet and other discount business suppliers. Many competitors, particularly software publishers, have substantially greater financial resources than Software Spectrum. Because of the intense competition within the software channel, companies that compete in this market, including Software Spectrum, are characterized by low gross and operating margins. Consequently, Software Spectrum's profitability is highly dependent upon effective cost and management controls.

The market for Software Spectrum's products and services is characterized by rapidly-changing technology.

        The market for Software Spectrum's products and services is characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products and services. Software Spectrum's future success will depend in part on its ability to enhance existing services, to continue to invest in rapidly changing technology and to offer new services on a timely basis. Additionally, our business results can be adversely affected by disruptions in customer ordering patterns, the effect of new product releases and changes in licensing programs.

Software Spectrum's new Media Plane™ platform.

        Software Spectrum has made significant investments in research, development and marketing for its new Media Plane application. Significant revenue from this new product investment may not be achieved for a number of years, if at all. In addition, Software Spectrum may face warranty and/or infringement claims related to this new product, unlike in its historic software reselling business in which Software Spectrum has merely passed on to its customers the warranties and intellectual property infringement protections provided by the software publishers.

Software Spectrum's business is subject to significant changes in the methods of software distribution.

        In late 2001, Microsoft announced a change to its licensing programs, whereby new enterprise-wide licensing arrangements are priced, billed and collected directly by Microsoft. Software Spectrum continues to provide sales and support services related to these transactions and will earn a service fee directly from Microsoft for these activities. Enterprise-wide licensing agreements in effect prior to October 1, 2001, which generally have terms of three years from the date such agreements are signed, and Microsoft's other licensing programs were not affected by this change. The licensing program changes have resulted in significantly lower revenue for the Software Spectrum on the affected transactions. For the year ended December 31, 2004, approximately 20% of Software Spectrum's sales were under Microsoft enterprise-wide licensing agreements. Software Spectrum's continued ability to adjust to and compete under this new model are important factors in its future success.

        The manner in which software products are distributed and sold is continually changing, and new methods of distribution may continue to emerge or expand. Software publishers may intensify their efforts to sell their products directly to end-users, including current and potential customers of Software Spectrum. Other products and methodologies for distributing software to users may be introduced by publishers, present competitors or other third parties. If software suppliers' participation in these programs is reduced or eliminated, or if other methods of distribution of software, which exclude the software resale channel, become common, Software Spectrum's business and Level 3's consolidated financial results could be materially adversely affected.

Other Operations

Environmental liabilities from our historical operations could be material.

        Our operations and properties are subject to a wide variety of laws and regulations relating to environmental protection, human health and safety. These laws and regulations include those concerning the use and management of hazardous and non-hazardous substances and wastes. We have made and will continue to make significant expenditures relating to our environmental compliance obligations. We may not at all times be in compliance with all of these requirements.

        In connection with certain historical operations, we are a party to, or otherwise involved in, legal proceedings under state and federal law involving investigation and remediation activities at approximately 110 contaminated properties. We could be held liable, jointly and severally, and without regard to fault, for such investigation and remediation. The discovery of additional environmental liabilities related to historical operations or changes in existing environmental requirements could have a material adverse effect on us.

Potential liabilities and claims arising from coal operations could be significant.

        Our coal operations are subject to extensive laws and regulations that impose stringent operational, maintenance, financial assurance, environmental compliance, reclamation, restoration and closure requirements.

        These requirements include those governing air and water emissions, waste disposal, worker health and safety, benefits for current and retired coal miners, and other general permitting and licensing requirements. We may not at all times be in compliance with all of these requirements. Liabilities or claims associated with this non-compliance could require us to incur material costs or suspend production. Mine reclamation costs that exceed reserves for these matters also could require us to incur material costs.

General

If we are unable to comply with the restrictions and covenants in our debt agreements, there would be a default under the terms of these agreements, and this could result in an acceleration of payment of funds that have been borrowed.

        If we were unable to comply with the restrictions and covenants in any of our debt agreements, there would be a default under the terms of those agreements. As a result, borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, there can be no assurance that we would be able to make necessary payments to the lenders or that it would be able to find alternative financing. Even if we were able to obtain alternative financing, there can be no assurance that it would be on terms that are acceptable.

We have substantial debt, which may hinder our growth and put us at a competitive disadvantage.

        Our substantial debt may have important consequences, including the following:

  •
  the ability to obtain additional financing for acquisitions, working capital, investments and capital or other expenditure could be impaired or financing may not be available on acceptable terms;

  •
  a substantial portion of our cash flow will be used to make principal and interest payments on outstanding debt, reducing the funds that would otherwise be available for operations and future business opportunities;

  •
  a substantial decrease in cash flows from operating activities or an increase in expenses could make it difficult to meet debt service requirements and force modifications to operations;

  •
  we have more debt than certain of our competitors, which may place us at a competitive disadvantage; and

  •
  substantial debt may make us more vulnerable to a downturn in business or the economy generally.

        We had substantial deficiencies of earnings to cover fixed charges of approximately $384 million for the fiscal year ended December 31, 2004, $706 million for the fiscal year 2003, $926 million for the fiscal year 2002 and $4.378 billion for the fiscal year 2001 and $1.506 billion for fiscal year 2000.

We may not be able to repay our existing debt; failure to do so or refinance the debt could prevent us from implementing our strategy and realizing anticipated profits.

        If we were unable to refinance our debt or to raise additional capital on acceptable terms, our ability to operate our business would be impaired. As of December 31, 2004, after giving pro forma effect to the proposed offering of $880 million aggregate principal amount of 10% Convertible Senior Notes due 2011, Level 3 Communications, Inc. would have had an aggregate of approximately $6.091 billion of long-term debt on a consolidated basis, including current maturities, and approximately $157 million of stockholders' deficit. Our ability to make interest and principal payments on our debt and borrow additional funds on favorable terms depends on the future performance of the business. If we do not have enough cash flow in the future to make interest or principal payments on our debt, we may be required to refinance all or a part of our debt or to raise additional capital. We cannot assure that we will be able to refinance our debt or raise additional capital on acceptable terms.

Restrictions and covenants in our debt agreements limit our ability to conduct our business and could prevent us from obtaining needed funds in the future.

        Our debt and financing arrangements contain a number of significant limitations that restrict our ability to, among other things:

  •
  borrow additional money or issue guarantees;

  •
  pay dividends or other distributions to stockholders;

  •
  make investments;

  •
  create liens on assets;

  •
  sell assets;

  •
  enter into sale-leaseback transactions;

  •
  enter into transactions with affiliates; and

  •
  engage in mergers or consolidations.

Increased scrutiny of financial disclosure, particularly in the telecommunications industry in which we operate, could adversely affect investor confidence, and any restatement of earnings could increase litigation risks and limit our ability to access the capital markets.

        Congress, the SEC, other regulatory authorities and the media are intensely scrutinizing a number of financial reporting issues and practices. Although all businesses face uncertainty with respect to how the U.S. financial disclosure regime may be impacted by this process, particular attention has been focused recently on the telecommunications industry and companies' interpretations of generally accepted accounting principles.

        If we were required to restate our financial statements as a result of a determination that we had incorrectly applied generally accepted accounting principles, that restatement could adversely affect our ability to access the capital markets or the trading price of our securities. The recent scrutiny regarding financial reporting has also resulted in an increase in litigation in the telecommunications industry. There can be no assurance that any such litigation against us would not materially adversely affect our business or the trading price of our securities.

Terrorist attacks and other acts of violence or war may adversely affect the financial markets and our business.

        As a result of the September 11, 2001, terrorist attacks and subsequent events, there has been considerable uncertainty in world financial markets. The full effect on the financial markets of these events, as well as concerns about future terrorist attacks, is not yet known. They could, however, adversely affect our ability to obtain financing on terms acceptable to us, or at all.

        There can be no assurance that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly affect our physical facilities or those of our customers. These events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and world financial markets and economy. Any of these occurrences could materially adversely affect our business.

Our international operations and investments expose us to risks that could materially adversely affect the business.

        We have operations and investments outside of the United States, as well as rights to undersea cable capacity extending to other countries, that expose us to risks inherent in international operations. These include:

  •
  general economic, social and political conditions;

  •
  the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

  •
  tax rates in some foreign countries may exceed those in the U.S.;

  •
  foreign currency exchange rates may fluctuate, which could adversely affect our results of operations and the value of our international assets and investments;

  •
  foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

  •
  difficulties and costs of compliance with foreign laws and regulations that impose restrictions on our investments and operations, with penalties for noncompliance, including loss of licenses and monetary fines;

  •
  difficulties in obtaining licenses or interconnection arrangements on acceptable terms, if at all; and

  •
  changes in U.S. laws and regulations relating to foreign trade and investment.

Risks Related to an Investment in the Notes and our Common Stock

Our subsidiaries must make payments to us in order for us to make payments on the notes.

        We are a holding company with no material assets other than the stock of our subsidiaries. Accordingly, we depend upon dividends, loans or other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including our obligations to pay you as a holder of notes. Our subsidiaries may not generate earnings sufficient to enable us to meet our payment obligations. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment. Future debt of certain of our subsidiaries, including any debt outstanding under our subsidiary's credit agreement, may prohibit the payment of dividends or the making of loans or advances to us. See "Description of Other Indebtedness of Level 3 Communications, Inc. and Level 3 Financing, Inc." In addition, the ability of such subsidiaries to make such payments, loans or advances is limited by the laws of the relevant states in which such subsidiaries are organized or located. In certain circumstances, the prior or subsequent approval of such payments, loans or advances is required from applicable regulatory bodies or other governmental entities.

Because the notes are structurally subordinated to the obligations of our subsidiaries, you may not be fully repaid if we become insolvent.

        Substantially all of our operating assets are held directly by our subsidiaries. Holders of any preferred stock of any of our subsidiaries and creditors, including trade creditors, have and will have claims relating to the assets of that subsidiary that are senior to the notes. That is, the notes are structurally subordinated to the debt, preferred stock and other obligations of our subsidiaries. As of the date of this prospectus, holders of the notes have no claims to the assets of any of Level 3 Communications, Inc.'s subsidiaries. As of December 31, 2004, on a pro forma basis after giving pro forma effect to the offering of our 10% convertible senior notes due 2011 in February 2005, our subsidiaries would have had approximately $2.663 billion in aggregate indebtedness and other balance sheet liabilities, excluding deferred revenue and intercompany liabilities, all of which is structurally senior to the notes.

Because the notes that you hold are unsecured, you may not be fully repaid if we become insolvent.

        The notes are not secured by any of our assets. The notes are effectively junior to secured obligations incurred under future credit facilities, including the guarantee obligations of Level 3 Communications, Inc. under the credit agreement, receivables and purchase money indebtedness, capitalized leases and certain other arrangements that are secured. The indenture under which the notes were issued contains no restrictions on the amount of additional indebtedness we may incur, and the indenture restricts but does not prohibit the amount of future indebtedness of Level 3 Communications, Inc. (but not its subsidiaries) that may be secured. If Level 3 Communications, Inc. becomes insolvent, the holders of any secured debt would receive payments from the assets used as security before you receive payments.

We have substantial existing debt and could incur substantial additional debt, so it may be unable to make payments on the notes.

        As of December 31, 2004, on a pro forma basis after giving pro forma effect to the offering of our 10% convertible senior notes due 2011 in February 2005, we would have had on a consolidated basis approximately $6.091 billion of total indebtedness, both long-term and short-term. The indentures relating to the notes and each issue of our outstanding notes permit us to incur substantial additional debt. A substantial level of debt makes it more difficult for us to repay you. Substantial amounts of our existing debt will, and our future debt may, mature prior to the notes. See "Description of Other Indebtedness of Level 3 Communications, Inc. and Level 3 Financing, Inc."

If we experience a change of control or termination of trading, we may be unable to purchase the notes you hold as required under the indenture relating to the notes.

        Upon the occurrence of certain designated events, we must make an offer to purchase all outstanding notes at a purchase price equal to 101% of the aggregate accreted value of the notes as of the date for payment, plus accrued and unpaid interest thereon (if any). We may not have sufficient funds to pay the purchase price for all the notes tendered by holders seeking to accept the offer to purchase. In addition, the indenture relating to the notes and our other debt agreements may require us to repurchase the other debt upon a change of control or termination of trading or may prohibit us from purchasing any notes before their stated maturity, including upon a change of control or termination of trading. See "Description of Notes—Repurchase at Option of Holders upon a Designated Event."

There is no public market for the notes, which could limit their market price or your ability to sell them.

        There is currently no trading market for the notes. As a result, we cannot provide any assurances that a market will develop for the notes or that you will be able to sell your notes. If any of the notes are traded, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interests rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

        We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system, respectively.

The price of the notes may fluctuate significantly as a result of the volatility of the price of our common stock.

        Because the notes are convertible into shares of our common stock, price volatility, depressed stock prices and other factors affecting our common stock could have a similar effect on the trading price of the notes. The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock and the notes may fluctuate substantially due to a variety of factors, including:

  •
  the depth and liquidity of the trading market for our common stock;

  •
  quarterly variations in actual or anticipated operating results;

  •
  changes in estimated earnings by securities analysts;

  •
  market conditions in the communications and information services industry;

  •
  announcement and performance by competitors;

  •
  regulatory actions; and

  •
  general economic conditions.

        In addition, if you convert any notes, the value of the common stock you receive may fluctuate significantly.

The terms of our debt agreements restrict us from making payments with respect to our common stock.

        Our ability to pay cash dividends on, or repurchase shares of, our common stock is limited under the terms of our indentures. We do not currently intend to pay any cash dividends in the foreseeable future.

Additional issuances of equity securities by Level 3 would dilute the ownership of its existing stockholders.

        Level 3 may issue equity in the future in connection with acquisitions or strategic transactions, to adjust its ratio of debt to equity, including through repayment of outstanding debt, to fund expansion of its operations or for other purposes. To the extent Level 3 issues additional equity securities, the percentage ownership into which the notes being offered in this offering would convert will be reduced.

We may be unable to generate cash flow from which to make payments on the notes.

        We had, on a consolidated basis, deficiencies in our ratio of earnings to fixed charges of approximately $384 million for the fiscal year ended December 31, 2004, approximately $706 million for the fiscal year 2003, approximately $926 million for the fiscal year 2002, approximately $4.378 billion for the fiscal year 2001 and $1.506 billion for fiscal year 2000. See "Ratio of Earnings to Fixed Charges." We may not become profitable or sustain profitability in the future. Accordingly, we may not have access to sufficient funds to make payments on the notes.

You will experience immediate dilution if you convert your notes into common stock because the per share conversion price of your notes is higher than the net tangible book value per share of our common stock.

        If you convert your notes into shares of common stock, you will experience immediate dilution because the per share conversion price of your notes is higher than the net tangible book value per share of the outstanding common stock immediately after this offering. In addition, you will also experience dilution when Level 3 issues additional shares of common stock that we are permitted or required to issue under options, warrants, Level 3's stock option plan or other employee or director compensations plans.

Anti-takeover provisions in Level 3's charter and by-laws could limit the share price and delay a change of management.

        Level 3's certificate of incorporation and by-laws contain provisions that could make it more difficult or even prevent a third party from acquiring Level 3 without the approval of its incumbent board of directors. These provisions, among other things:

  •
  divide the board of directors into three classes, with members of each class to be elected in staggered three-year terms;

  •
  prohibit stockholder action by written consent in place of a meeting;

  •
  limit the right of stockholders to call special meetings of stockholders; limit the right of stockholders to present proposals or nominate directors for election at annual meetings of stockholders; and

  •
  authorize the board of directors to issue preferred stock in one or more series without any action on the part of stockholders.

        These provisions could limit the price that investors might be willing to pay in the future for shares of Level 3's common stock and significantly impede the ability of the holders of Level 3's common stock to change management. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of Level 3's common stock.

Our new Credit Agreement may prohibit us from making payment on the notes.

        Our new credit agreement effectively limits our ability to make payments on any outstanding indebtedness other than regularly scheduled interest and principal payments as and when due. As a result, our new credit agreement could prohibit us from making any payment on the notes in the event that the notes are accelerated or tendered for redemption upon a change of control or termination of trading. Any such failure to make payments on the notes would cause us to default under our indentures, which in turn is likely to be a default under the new credit agreement and other outstanding and future indebtedness.

The notes were issued with original issue discount.

        The notes were issued with original issue discount for United States federal income tax purposes. As a result, a United States Holder will be required to include the income attributable to the original issue discount in advance of the receipt of cash attributable to such income regardless of such holder's method of accounting. See "Certain United States Federal Income Tax Considerations—United States Holders."

Certain Foreign Holders may be subject to adverse U.S. federal income tax consequences.

        Generally, if a Foreign Holder, who owned notes with a value exceeding 5% of the total value of either (i) all of our outstanding common stock or (ii) all of the notes outstanding, disposes of a note, such holder may be required to treat any gain recognized on the disposition as income effectively connected with a U.S. trade or business if we were a "United States real property holding corporation" at any time during the shorter of the five years before the disposition or the holding period of the holder. We may be, or may become, a United States real property holding corporation. See "Certain United States Federal Income Tax Considerations—Foreign Holders."

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or shares of common stock underlying the notes by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated was as follows:

Fiscal Year Ended December 31,

2004	2003	2002	2001	2000
—	—	—	—	—

        For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations, plus fixed charges (excluding capitalized interest but including amortization of capitalized interest). Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by Level 3 to be representative of the interest factor. Level 3 had deficiencies of earnings to fixed charges of $384 million for the fiscal year ended December 31, 2004, $706 million for the fiscal year ended December 31, 2003, $926 million for the fiscal year ended December 31, 2002, $4.378 billion for the fiscal year ended December 31, 2001, and $1.506 billion for the fiscal year ended December 31, 2000.

DESCRIPTION OF NOTES

        We issued the notes under an indenture dated as of October 24, 2003, between us and The Bank of New York, as trustee, as amended by the First Supplemental Indenture dated as of February 18, 2005. Copies of the indenture are available as set forth under "—Additional Information" below. The following is a summary of material provisions of the indenture and does not purport to be complete. You should refer to all provisions of the indenture, including the definitions of terms contained in the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. As used in this section, the terms "Company," "we," "us" and "our" refer to Level 3 Communications, Inc., but not any of our subsidiaries, except for purposes of financial data determined on a consolidated basis and unless the context requires otherwise.

General

        The notes will mature on October 15, 2013, and are limited to an aggregate principal amount at maturity of $294,732,000. The notes were issued in denominations of $1,000 principal amount at maturity and integral multiples of $1,000 principal amount at maturity in fully registered form. Exchanges and transfers of the notes will be registered without charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge in connection with such exchanges or transfers.

        The notes were issued at a discount of 29.527% to their aggregate principal amount at maturity, and accrete at a rate of 9% per annum, compounded semiannually, to 100% of their aggregate principal amount at maturity by October 15, 2007. On October 15, 2007, cash interest will commence accruing at a rate of 9% per annum, which will be payable semiannually in arrears on April 15 and October 15 in each year, commencing on April 15, 2008, and at the stated maturity, until the accreted value thereof is paid or duly provided for. We may elect, upon not less than 60 days prior notice to the holders of the notes and the trustee, to commence the accrual of cash interest on all outstanding notes on or after October 15, 2004, in which case the outstanding principal amount at maturity of each note will, on the date that we begin to accrue cash interest, be reduced to the accreted value of the note as of that date and cash interest will be payable with respect to the notes on each April 15 and October 15 thereafter.

        "Accreted value" of any note as of or to any date of determination prior to October 15, 2007, means, as of any date of determination, an amount equal to the sum of (a) $704.73 per $1,000 principal amount at maturity (which we refer to as the issue price of such note), plus (b) the aggregate of the portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of such note within the meaning of Section 1273(a)(2) of the Internal Revenue Code (which we refer to as the "Code") or any successor provisions, whether denominated as principal or interest, over the issue price of such note) that has accrued pursuant to Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the date of issue of such note to the date of determination (which amount shall be accrued on a daily basis and compounded semiannually on April 15 and October 15 of each year (which we refer to as the accretion measurement date), at a rate of 9% per annum from October 24, 2003 through the date of determination on the basis of a 360-day year of twelve 30-day months), minus all amounts theretofore paid in respect of the note, which amounts are considered as part of the "stated redemption price at maturity" of the note within the meaning of Section 1273(a)(2) of the Code or any successor provisions (whether such amounts paid were denominated as principal or interest). The accreted value of any note on or after October 15, 2007, will mean the principal amount at maturity of the note. However, if we elect to commence the accrual of cash interest on the notes on or after October 15, 2004 and prior to October 15, 2007, the notes will cease to accrete, and the accreted value and the principal amount at maturity of each note will be the accreted value on the date of commencement of such accrual as calculated in accordance with the first sentence of this definition.

        The term "stated maturity", when used with respect to a note or any installment of interest thereon, means the date specified in the note as the fixed date on which the accreted value of the note or that installment of interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the note at the option of the holder upon the happening of any contingency beyond our control unless that contingency has occurred).

        Interest will be paid to the person in whose name a note is registered at the close of business on the April 1 and October 1 immediately preceding the relevant interest payment date (which we refer to as the "record dates"). However, in the case of a note or portion of a note called for redemption on a redemption date, or repurchased in connection with a designated event on a designated event payment date, during the period from a record date to but excluding the next succeeding interest payment date, accrued interest will be payable on that redemption date or designated event payment date (unless such note or portion is converted) to the person who on that redemption date or designated event payment date is the holder of the note or portion of the note redeemed or repurchased. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Accreted value and interest on the notes will be payable at the office or agency maintained for such purpose or, at our option, payments of accreted value may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee.

        If any interest payment date or maturity date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any note, a day that in the City of New York is not a day on which banking institutions are authorized or obligated by law or regulation to close.

        We will not pay any additional amounts on the notes to compensate any beneficial owner for any United States tax withheld from payments of accreted value or interest on the notes.

        Unless specifically provided otherwise, when we use the term "holder" in this prospectus, we mean the person in whose name such note is registered in the security register.

Ranking

        The notes are our unsecured and unsubordinated obligations and rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. As of December 31, 2004, after giving pro forma effect to the offering of our 10% convertible senior notes due 2011 in February 2005, we would have had approximately $3.840 billion (excluding the debt of our subsidiaries) outstanding in unsecured and unsubordinated indebtedness. The indenture under which the notes were issued contains no restrictions on the amount of additional indebtedness we may incur. The notes will be effectively junior to obligations incurred under our credit facility. The borrower under our credit facility is our subsidiary, Level 3 Financing, Inc. We and several other subsidiaries guarantee Level 3 Financing, Inc.'s obligations under our credit facility. Our credit facility and these guarantees are secured by a substantial portion of our assets and substantially all of the assets of Level 3 Financing, Inc. and our subsidiaries that are guarantors, and we are required to use commercially reasonable efforts to provide additional guarantees and security in the future. The notes also will be effectively junior to Level 3's secured obligations incurred under future credit facilities, receivables and purchase money indebtedness and certain other arrangements that are secured. In addition, the notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries. Our subsidiaries are separate legal entities and have no obligation to pay, or make funds available to pay, any amounts due on the notes. As of December 31, 2004, after giving pro forma effect to the offering of our 10% convertible senior notes due 2011, our subsidiaries would have had approximately $2.663 billion in aggregate indebtedness and other balance sheet liabilities, excluding deferred revenue and intercompany liabilities, all of which liabilities are structurally senior to the notes. See "Risk Factors—Because the notes that you hold are unsecured, you may not be fully repaid if we become insolvent", "Risk Factors—Because the notes are structurally subordinated to the obligations of our subsidiaries, you may not be fully repaid if we become insolvent," and "Risk Factors—We have substantial existing debt and expect to incur substantial additional debt, so we may be unable to make payments on the notes."

Conversion Rights

        The holders of notes are entitled at any time on or before the close of business on the last trading day prior to the maturity date, subject to prior redemption or repurchase, to convert the accreted value of any notes or portions of notes (in denominations of $1,000 principal amount at maturity or integral multiples of $1,000 principal amount at maturity) into shares of our common stock, at the conversion price of $9.991 per share of common stock, subject to adjustment as described below.

        Except as described below, no adjustment will be made on conversion of any notes for interest accrued or any accretion on such notes. If notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, interest payable on that interest payment date will be payable on that interest payment date notwithstanding the conversion, and the interest will be paid to the holder of the note on the applicable record date. If notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, those notes must be accompanied by funds equal to the interest payable on the succeeding interest payment date on the accreted value so converted (except that a holder may reduce such payment by the amount of any existing payment default in respect of those notes). Accordingly, under those circumstances, the holder of the converted notes will not receive any interest payment for the period from the next preceding interest payment date to the date of conversion.

        If any fractional share of common stock would be issuable upon conversion of notes we will pay a cash adjustment based upon the market price of the common stock on the last trading day prior to the date of conversion or, at our option, we will (i) round such fraction up to the nearest whole number of shares or (ii) if permitted by law and relevant Nasdaq or stock exchange rules, we will issue fractional shares.

        In the case of notes called for redemption, conversion rights will expire at the close of business on the trading day preceding the date fixed for redemption, unless we default in the payment of the redemption price, in which case the conversion right will terminate at the close of business on the date the default is cured. In the event any holder exercises its right to require us to repurchase notes upon a designated event, such holder's conversion right will terminate on the close of business on the designated event offer termination date (as defined in the indenture), unless we default on the payment due upon repurchase or the holder elects to withdraw its election to have the notes repurchased in accordance with the requirements of the indenture. See "—Repurchase at Option of Holders Upon a Designated Event."

        The right of conversion attaching to any note may be exercised by the holder by delivering the note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required. A notice of conversion can be obtained from the trustee. Beneficial owners of interests in a global note, if any, may exercise their right of conversion by delivering to The Depository Trust Company (which we refer to as "DTC") the appropriate instruction form for conversion pursuant to DTC's conversion program. The conversion date will be the date on which the note, the duly signed and completed notice of conversion, and any funds that may be required as described above shall have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

        We will adjust the conversion price if any of the following events occurs:

  •
  we issue common stock as a dividend or distribution on our common stock;

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  we issue to all holders of our common stock certain rights or warrants to purchase our common stock at a price per share that is less than the then current market price of our common stock, as defined in the indenture;

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  we subdivide or combine our common stock; or

  •
  we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including cash and securities but excluding rights, warrants and common stock dividends or distributions specified above; provided, however, that if we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted; or

  •
  we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any another consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

        If we distribute cash, then the conversion price will be increased so that it equals the price determined by multiplying the conversion price in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which will be the current market price of a share of our common stock on the record date less the per share amount of the distribution, and (2) the denominator of which will be the same price of a share on the record date. "Current market price" means the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the "ex date" with respect to the distribution requiring such computation. For purpose of this paragraph, the term "ex date," when used with respect to any distribution, means the first date on which our common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

        If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion price will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        In the event of:

  •
  any reclassification of our common stock;

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  a consolidation, merger or combination involving us; or

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  a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

        You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See "Certain United States Federal Income Tax Considerations."

        We may, from time to time, modify the conversion price if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain United States Federal Income Tax Considerations."

        We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion price. Except as described above in this section, we will not adjust the conversion price for any issuance of or common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Redemption of Notes at Our Option

        The notes are not redeemable prior to October 15, 2008. If the closing sale price of our common stock has exceeded a "specified percentage" of the then applicable conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption, we may redeem for cash all or a portion of the notes at any time after October 15, 2008, by providing not less than 30 nor more than 60 days' notice by mail to each registered holder of the notes to be redeemed, at a price in cash equal to 100% of the accreted value of the notes to be redeemed as of the redemption date plus accrued and unpaid interest, to, but excluding, the redemption date.

        The "specified percentage" is equal to:

  •
  140% if the date of the mailing of the notice of redemption is during the 12-month period beginning October 15, 2008;

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  140% if the date of the mailing of the notice of redemption is during the 12-month period beginning October 15, 2009, provided, however, that if the initial purchasers have transferred 33 1/3% or more of the aggregate principal amount at maturity of the notes as originally issued prior to the trading day immediately preceding the date of the mailing of the notice of redemption, the specified percentage will be automatically reduced to 130%;

  •
  140% if the date of the mailing of the notice of redemption is during the 36-month period beginning October 15, 2010, provided, however, that if the initial purchasers have transferred 33 1/3% or more of the aggregate principal amount at maturity of the notes as originally issued prior to the trading day immediately preceding the date of the mailing of the notice of redemption, the specified percentage will be automatically reduced to 120%.

        For purposes of the definition of "specified percentage," any one or more of the following shall be deemed not to constitute a transfer of notes by the initial purchasers: (i) a transfer of notes to any person directly or indirectly controlled by or under direct or indirect common control with Fairfax Financial Holdings Limited (any such person we refer to as a "Fairfax Entity") or (ii) a transfer of notes to a trust or other person for the benefit of one or more Fairfax Entities.

Selection and Notice

        If less than all the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not so listed, on a pro rata basis, by lot or by any other method that the trustee considers fair and appropriate. The trustee may select for redemption a portion of the accreted value of any note that has a denomination larger than $1,000. Notes and portions thereof will be redeemed in the amount of $1,000 principal amount at maturity or integral multiples of $1,000 (assuming no exercise by us of our right to elect to commence the accrual of cash interest on the notes on or after October 15, 2004 and prior to October 15, 2007). The trustee will make the selection from notes outstanding and not previously called for redemption; provided, however, that if a portion of a holder's notes are selected for partial redemption and such holder thereafter converts a portion of such notes, such converted portion will be deemed to be taken from the portion selected for redemption.

        Provisions of the indenture that apply to notes called for redemption also apply to portions of the notes called for redemption. If any note is to be redeemed in part, the notice of redemption will state the portion of the principal amount at maturity to be redeemed. In the event of any redemption of less than all the notes, we will not be required to:

  •
  issue or register the transfer or exchange of any note during a period of 15 days before any selection of such notes for redemption, or

  •
  register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part, in which case we will execute and the trustee will authenticate and deliver to the holder a new note equal in principal amount at maturity to the unredeemed portion of the note surrendered.

        On and after the redemption date, unless we default in the payment of the redemption price, interest, if any, will cease to accrue on the principal amount at maturity of the notes or portions of notes called for redemption and for which funds have been set aside for payment. In the case of notes or portions of notes redeemed on a redemption date which is also a regularly scheduled interest payment date, the interest payment due on such date will be paid to the person in whose name the note is registered at the close of business on the relevant record date.

        The notes are not entitled to any sinking fund.

Repurchase at Option of Holders upon a Designated Event

        Upon the occurrence of a designated event, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 principal amount at maturity or an integral multiple of $1,000) of such holder's notes pursuant to the offer described below (which we refer to as the "designated event offer") at an offer price in cash equal to 101% of the aggregate accreted value thereof as of the date of the designated event plus accrued and unpaid interest on such notes to but excluding the repurchase date (which we refer to as the "designated event payment"). Within 20 days following any designated event, we will mail a notice to each holder describing the transactions that constitute the designated event and offering to repurchase notes pursuant to the procedures required by the indenture and described in such notice.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a designated event. Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

        On the date specified for termination of the designated event offer, we will, to the extent lawful:

  •
  accept for payment all notes or portions of the notes properly tendered pursuant to the designated event offer

  •
  deposit with the paying agent an amount equal to the designated event payment in respect of all notes or portions of the notes so tendered; and

  •
  deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount at maturity of notes or portions of the notes being purchased by us.

        On the date specified for payment of the designated event payment (which we refer to as the "designated event payment date"), which may not be later than 60 days following the designated event, the paying agent will promptly mail to each holder of notes so accepted the designated event payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount at maturity to any unpurchased portion of the notes surrendered, if any; provided, however, that each such new note will be in a principal amount at maturity of $1,000 or an integral multiple thereof.

        The foregoing provisions would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders.

        The right to require us to repurchase notes as a result of a designated event could have the effect of delaying, deferring or preventing a change of control or other attempts to acquire control of us unless arrangements have been made to enable us to repurchase all the notes at the designated event payment date. Consequently, this right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by our board of directors or is favorable to the shareholders), the assumption of control by a holder of a large block of our shares and the removal of incumbent management.

        Except as described above with respect to a designated event, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring. Subject to the limitation on mergers and consolidations described below, we, our management or our subsidiaries could in the future enter into transactions, including refinancings, recapitalizations, acquisitions, liquidation or similar transactions, that would not constitute a designated event under the indenture, but that would increase the amount of our other indebtedness outstanding at the time or substantially reduce or eliminate our assets.

        The terms of other agreements relating to indebtedness may prohibit us from purchasing any notes and may also provide that a designated event, as well as other change of control events related to us, would constitute an event of default under such agreements. If a designated event occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our then-existing lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture, which may, in turn, constitute a further default under the terms of other indebtedness that we have entered into or may enter into from time to time.

        A "designated event" will be deemed to have occurred upon a change of control or a termination of trading.

        A "change of control" will be deemed to have occurred when:

  •
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Company than such other person or group (for purposes of this bullet point, such person or group shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

  •
  the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly owned subsidiary or one or more Permitted Holders) shall have occurred; or

  •
  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office; or

  •
  the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        However, a change of control under the first two bullet points above will not be deemed to have occurred if:

  •
  the daily market price per share of common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control (in the case of a change of control under the first bullet point above) or the period of 10 consecutive trading days ending immediately before the change of control (in the case of a change of control under the second bullet above) shall equal or exceed 105% of the conversion price of the notes in effect on the date of the change of control or the public announcement of the change of control, as applicable; or

  •
  all of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change of control consists of shares of common stock that are, or upon issuance will be, traded on the New York Stock Exchange or the American Stock Exchange or quoted on the Nasdaq National Market and as a result of such transaction or transactions the notes become convertible solely into such common stock.

        "Permitted Holders" means the members of the Company's Board of Directors on April 28, 1998, and their respective estates, spouses, ancestors, and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any person of which the foregoing "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) at least 66 2/3% of the total voting power of the Voting Stock of such person.

        "Voting Stock" of any person means Capital Stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

        "Capital Stock" of any person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible and exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

        The definition of change of control includes a phrase relating to the sale, assignment, lease, transfer or conveyance of "all or substantially all" of our assets or our assets and those of our Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a sale, assignment, transfer, lease, or conveyance of less than all of our assets and/or those of our subsidiaries may be uncertain.

        A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market.

Limitation on Liens

        We will not, directly or indirectly, incur or suffer to exist any Lien (other than existing Liens) securing Specified Indebtedness of any nature whatsoever on any of our properties or assets, whether owned at the issue date of the notes or thereafter acquired, without making effective provision for securing the notes equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the notes, prior to) the obligations so secured for so long as such obligations are so secured.

        "Lien" means any mortgage or deed of trust, pledge, hypothecation, security interest, lien, charge, encumbrance or other security agreement of any kind or nature whatsoever; provided, however, that Liens shall not include defeasance trusts or funds. For purposes of this definition, the sale, lease, conveyance or other transfer by the Company or any of its subsidiaries of, including the grant of indefeasible rights of use or equivalent arrangements with respect to, dark or lit communications fiber capacity or communications conduit shall not constitute a Lien.

        "Specified Indebtedness" means (A) the Company's 9.125% Senior Notes due 2008, 11% Senior Notes due 2008, 10.5% Senior Discount Notes due 2008, 10.75% Senior Euro Notes due 2008, 12.875% Senior Discount Notes due 2010, 11.25% Senior Euro Notes due 2010, 11.25% Senior Notes due 2010, 6.0% Convertible Subordinated Notes due 2009, 6.0% Convertible Subordinated Notes due 2010 and 2.875% Convertible Senior Notes due 2010, and (B) any indebtedness of the Company for borrowed money that (i) is in the form of, or represented by, bonds, notes, debentures or other securities (other than promissory notes or similar evidence of indebtedness under bank loans, reimbursement agreements, receivables facilities or other bank, insurance or other institutional financing agreements under section 4(2) of the Securities Act) or any guarantee thereof and (ii) is, or may be, quoted, listed or purchased and sold on any stock exchange, automated securities trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act). For the avoidance of doubt, "Specified Indebtedness" shall not include indebtedness among the Company or its subsidiaries or among subsidiaries.

        The foregoing restrictions shall not apply to: (i) Liens to secure Acquired Debt, provided that (a) such Lien attaches to the acquired property prior to the time of the acquisition of such property and (b) such Lien does not extend to or cover any other property; and (ii) Liens to secure debt incurred to refinance, in whole or in part, debt secured by any Lien referred to in the foregoing clause (i) or this clause (ii) so long as such Lien does not extend to any other property (other than improvements and accessions to the original property) and the principal amount of debt so secured is not increased.

        "Acquired Debt" means, with respect to any specified person, (i) debt of any other person existing at the time such person merges with or into or consolidates with such specified person and (ii) debt secured by a Lien encumbering any property acquired by such specified person, which debt in each case was not incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

Merger and Consolidation

        The indenture provides that we may not, in a single transaction or a series of related transactions, consolidate or merge with or into, or effect a share exchange with (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets as an entirety or substantially as an entirety to another corporation, person or entity unless:

  •
  either (i) we shall be the surviving or continuing corporation or (ii) the entity or person formed by or surviving any such consolidation, merger or share exchange (if other than us) or the entity or person which acquires by sale, assignment, transfer, lease, conveyance or other disposition our properties and assets substantially as an entirety (x) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and (y) expressly assumes the due and punctual payment of the accreted value of and interest on all the notes and the performance of each of our covenants under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

  •
  immediately after such transaction no default or event of default exists; and

  •
  we or such successor person shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which individually or in the aggregate constitutes all or substantially all of our properties and assets, will be deemed to be the transfer of all or substantially all of our properties and assets.

        Upon any such consolidation, merger, share exchange, sale, assignment, conveyance, lease, transfer or other disposition in accordance with the foregoing, the successor person formed by such consolidation or share exchange or into which we are merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if the successor had been named as us in the indenture, and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the indenture and the notes.

Events of Default and Remedies

        An event of default is defined in the indenture as being:

          (1)   default in payment of the accreted value of the notes when due at maturity, upon repurchase, upon acceleration or otherwise;

          (2)   default for 30 days in payment of any installment of interest on the notes;

          (3)   default in the payment of the designated event payment in respect of the notes on the date for such payment;

          (4)   failure to provide timely notice of a designated event;

          (5)   default by us for 60 days after notice in the observance or performance of any other covenants in the indenture;

          (6)   default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our material subsidiaries (or the payment of which is guaranteed or secured by us or any of our subsidiaries), which default

    •
    is caused by a failure to pay when due any principal of such indebtedness within the grace period provided for in such indebtedness, which failure continues beyond any applicable grace period, or

    •
    results in the acceleration of such indebtedness prior to its express maturity, without such acceleration being rescinded or annulled,

  and, in each case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there is a payment default or the maturity of which has been so accelerated, aggregates $25 million or its foreign currency equivalent or more and such payment default is not cured or such acceleration is not annulled within 10 days after notice;

          (7)   failure by us or any of our material subsidiaries to pay final, nonappealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $25 million or its foreign currency equivalent, which judgments are not stayed, bonded or discharged within 60 days after their entry; or

          (8)   certain events involving our bankruptcy, insolvency or reorganization or that of any of our material subsidiaries.

        If an event of default (other than an event of default specified in clause (8) with respect to us) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount at maturity of the then outstanding notes, by written notice to us and the trustee, may declare the then accreted value of and accrued and unpaid interest on, all the notes to be due and payable. Upon such declaration, such accreted value and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary. If any event of default specified in clause (8) occurs with respect to us, all accreted value of, and accrued and unpaid interest on the notes then outstanding will automatically become due and payable, without any declaration or other act on the part of the trustee or any holder of notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. A holder of a note will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

  •
  such holder has previously given the trustee written notice of a continuing event of default;

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  the holders of at least 25% in aggregate principal amount at maturity of the notes have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

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  the trustee has not started such proceeding within 30 days after receiving the request; and

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  the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount at maturity of the notes during those 30 days.

        Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount at maturity of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 90 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of accreted value of, or interest on the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee may rescind any acceleration of the notes and its consequences if all existing events of default (other than the nonpayment of the accreted value of, or interest on the notes that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

        Except as provided in the next sentence, the holders of a majority in aggregate principal amount at maturity of the notes then outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of accreted value of, or interest on the notes (other than the nonpayment of accreted value of, and interest that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of notes.

        We are required to deliver to the trustee annually a statement regarding compliance with the indenture and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Certificated Notes

        The notes have been issued in fully certificated registered form and must be transferred in accordance with the provisions of the indenture and the terms of the certificate. See "—Transfer and Exchange."

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount at maturity of the notes then outstanding, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount at maturity of the then outstanding notes.

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

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  change the stated maturity of the accreted value of, or any installment of interest (including contingent interest, if any), if any, on, any note;

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  reduce the accreted value of, or the rate or amount of interest (including contingent interest), if any, on, any note, whether upon acceleration, redemption or otherwise, or alter the manner of calculation of interest, if any, or the rate or amount of accrual thereof on any note;

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  change the currency for payment of accreted value of, or interest (including contingent interest, if any), on any note or change any place of payment where the accreted value of, or interest on, any note is payable;

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  impair the right to institute suit for the enforcement of any payment of any amount with respect to any note when due;

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  adversely affect the conversion rights;

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  modify the provisions of the indenture requiring us to make an offer to repurchase notes upon a designated event in a manner adverse to the holders;

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  reduce the percentage of principal amount at maturity of the outstanding notes necessary to modify or amend the indenture or to consent to any waiver provided for in the indenture;

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  waive a default or event of default in the payment of any amount with respect to any note when due (except as provided in the indenture);

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  make any changes in the amendment section of the indenture;

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  make any change in the provisions of the indenture permitting holders of a majority in aggregate principal amount at maturity of notes to waive past defaults or events of default or the rights of holders to receive payments of accreted value of, or interest on, the notes or to bring suit to enforce such payment; or

  •
  modify any provision of the indenture relating to the calculation of accreted value with respect to the notes.

        Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes to:

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  to comply with the requirements for adjustment of the conversion price contained in the indenture;

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  to cure any ambiguity, omission, defect or inconsistency, or to make any other change that does not adversely affect the rights of any holder;

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  to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the notes; or

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  to comply with the provisions of the Trust Indenture Act of 1939, as amended, or with any requirement of the SEC arising as a result of the qualification of the indenture under that statute.

Satisfaction and Discharge

        When (i) we deliver to the trustee all outstanding notes (other than notes replaced pursuant to the provisions in the indenture for replacement notes) for cancellation or (ii) all outstanding notes have become due and payable and we deposit with the trustee cash sufficient to pay all amounts due and owing on all outstanding notes (other than notes replaced pursuant to the provisions in the indenture for replacement notes), and if in either case we pay all other sums payable under the indenture by us, then the indenture shall, excluding certain obligations, cease to be of further effect.

Governing Law

        The indenture provides that the notes are deemed to be a contract made under the laws of the State of New York and are construed in accordance with New York law.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or repurchase or surrendered for conversion. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will file with the SEC and furnish to the trustee and the holders of notes all quarterly and annual financial information (without exhibits) required to be contained in a filing on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if it does not permit such filing.

The Trustee

        The indenture will provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. In case an event of default shall occur (and shall not be cured) and holders of the notes have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have offered to the trustee security and indemnity satisfactory to it.

        The indenture will contain certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

No Recourse Against Others

        None of our directors, officers, employees, stockholders or affiliates, as such, shall have any liability or any obligations under the notes or the indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the notes.

Additional Information

        Anyone who purchases notes pursuant to this prospectus may obtain a copy of the indenture without charge by writing to:

    Senior Vice President, Investor Relations
    Level 3 Communications, Inc.
    1025 Eldorado Blvd., Broomfield, CO 80021
    (720) 888-2500.

Registration Rights

        Pursuant to the amended registration rights agreement between us and the initial holders, at our expense, we have filed this shelf registration statement covering resales by holders of the notes and the common stock issuable upon conversion of the notes.

        We are permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any twelve-month period.

        If:

  •
  the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

  •
  the prospectus has been suspended as described in the preceding paragraph longer than the period permitted;

each, a registration default, additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the interest payment due on the first interest payment date, following the date on which such liquidated damages begin to accrue, and will accrue at an additional rate per year equal to 0.50% of the principal amount at maturity to and including the 90th day following such registration default. Such rate shall increase by 0.25% per year from and including the 91st day following such registration default (and each 91st day thereafter) unless and until all registration defaults have been cured. However, in no event shall such rate exceed 1.00% per year.

        If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

DESCRIPTION OF CAPITAL STOCK

        We have summarized some of the terms and provisions of our outstanding capital stock in this section. The summary is not complete. We have also filed our restated certificate of incorporation and our by-laws as exhibits to our annual report on Form 10-K for the year ended December 31, 2004. You should read our restated certificate of incorporation and our by-laws for additional information.

        As of December 31, 2004, our authorized capital stock was 1,518,500,000 shares. Those shares consisted of:

  •
  1,500,000,000 shares of common stock, par value $.01 per share;

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  10,000,000 shares of preferred stock, par value $.01 per share; and

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  8,500,000 shares of Class R convertible common stock, par value $.01 per share.

        As of March 2, 2005, there were 688,776,596 shares of common stock, no shares of preferred stock and no shares of Class R convertible common stock outstanding.

Common Stock

        Subject to the senior rights of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive dividends declared by the board of directors out of funds legally available for their payment. Upon dissolution and liquidation of our business, holders of common stock are entitled to a ratable share of our net assets remaining after payment to the holders of the preferred stock of the full preferential amounts they are entitled to. All outstanding shares of common stock are fully paid and nonassessable.

        The holders of common stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting for the election of directors. They are not entitled to preemptive rights.

        The transfer agent and registrar for the common stock is Wells Fargo Bank Minnesota, N. A.

Preferred Stock

        The preferred stock has priority over the common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations as among series. The board of directors without stockholder approval could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock.

Anti-Takeover Provisions

        We currently have provisions in our restated certificate of incorporation and by-laws that could have an anti-takeover effect. The provisions in the restated certificate of incorporation include:

  •
  a classified board of directors;

  •
  a prohibition on our stockholders taking action by written consent;

  •
  the requirement that special meetings of stockholders be called only by the board of directors or the chairman of the board; and

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  the requirement of the affirmative vote of at least 66 2/3% of our outstanding shares of stock entitled to vote thereon to adopt, repeal, alter, amend or rescind our by-laws.

        The by-laws contain specific procedural requirements for the nomination of directors and the introduction of business by a stockholder of record at an annual meeting of stockholders where such business is not specified in the notice of meeting or brought by or at the discretion of the board of directors.

DESCRIPTION OF OTHER INDEBTEDNESS OF
LEVEL 3 COMMUNICATIONS, INC. AND LEVEL 3 FINANCING, INC.

        The following is a description of our material outstanding consolidated indebtedness. For purposes of this section of the prospectus, "Level 3" refers only to Level 3 Communications, Inc. The following summaries of outstanding indebtedness are qualified in their entirety by reference to the indentures or credit agreements, as applicable, to which each issue of indebtedness relates.

Indebtedness of Level 3 Communications, Inc.

  9 1/8% Senior Notes due 2008

        On April 28, 1998, Level 3 issued $2 billion aggregate principal amount of 9 1/8% Senior Notes due 2008 (which we refer to as the "9 1/8% Notes") under an indenture between Level 3 and The Bank of New York, as successor trustee to IBJ Whitehall Bank & Trust Company. The 9 1/8% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 9 1/8% Notes bear interest at a rate of 9 1/8% per annum, payable semiannually in arrears on May 1 and November 1.

        Level 3 may redeem the 9 1/8% Notes, in whole or in part, at any time on or after May 1, 2003. If a redemption occurs before May 1, 2006, Level 3 will pay a premium on the principal amount of the 9 1/8% Notes redeemed. This premium decreases annually from approximately 4.5% for a redemption during the twelve month period beginning on May 1, 2003 to approximately 1.5% for a redemption during the twelve month period beginning on May 1, 2005.

        If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 9 1/8% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

        The indenture relating to the 9 1/8% Notes places restrictions on the ability of Level 3 and its restricted subsidiaries to:

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  incur additional indebtedness;

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  pay dividends or make other restricted payments and transfers;

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  create liens;

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  sell assets;

  •
  issue or sell capital stock of some of its subsidiaries;

  •
  enter into transactions, including transactions with affiliates; and

  •
  in the case of Level 3, consolidate, merge or sell substantially all of Level 3's assets.

        The holders of the 9 1/8% Notes may force Level 3 to immediately repay the principal on the 9 1/8% Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitutes a failure to pay principal when due.

        As of December 31, 2004, approximately $954 million aggregate principal amount of the 9 1/8% Notes was outstanding.

  10 1/2% Senior Discount Notes due 2008

        On December 2, 1998, Level 3 issued $834 million aggregate principal amount at maturity of 10 1/2% Senior Discount Notes due 2008 (which we refer to as the "10 1/2% Discount Notes") under an indenture between Level 3 and The Bank of New York, as successor trustee to IBJ Whitehall Bank & Trust Company. The 10 1/2% Discount Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

        The issue price of the 10 1/2% Discount Notes was approximately 60% of the principal amount at maturity. The notes accreted at a rate of 10 1/2% per year, compounded semiannually, to 100% of their principal amount on December 1, 2003. Cash interest began to accrue on the 10 1/2% Discount Notes on December 1, 2003.

        Beginning on December 1, 2003, cash interest accrues at a rate of 10 1/2% and will be payable semiannually on June 1 and December 1, beginning June 1, 2004.

        Level 3 may redeem the 10 1/2% Discount Notes, in whole or in part, at any time on or after December 1, 2003. If a redemption occurs before December 1, 2006, Level 3 will pay a premium on the accreted value of the 10 1/2% Discount Notes redeemed. This premium decreases annually from approximately 5.25% for a redemption during the twelve month period beginning on December 1, 2003 to approximately 1.75% for a redemption during the twelve month period beginning on December 1, 2005.

        If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 10 1/2% Discount Notes at a purchase price of 101% of the accreted value, plus accrued and unpaid interest, if any.

        The indenture relating to the 10 1/2% Discount Notes places certain restrictions on the actions of Level 3 and some of its subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% Notes. The indenture also contains a provision relating to the acceleration of the 10 1/2% Discount Notes that is substantially similar to that contained in the indenture relating to the 9 1/8%Notes.

        As of December 31, 2004, approximately $144 million aggregate principal amount at maturity of the 10 1/2% Discount Notes was outstanding.

  6% Convertible Subordinated Notes due 2009

        On September 20, 1999, Level 3 issued $823 million aggregate principal amount of 6% Convertible Subordinated Notes due 2009 (which we refer to as the "2009 Convertible 6% Notes") under an indenture between Level 3 and The Bank of New York, as successor trustee to IBJ Whitehall Bank & Trust Company. The 2009 Convertible 6% Notes are unsecured, subordinated obligations of Level 3.

        The 2009 Convertible 6% Notes are convertible into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or unless Level 3 has caused the conversion rights to expire. The 2009 Convertible 6% Notes may be converted at the initial rate of 15.3401 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $65.19 per share.

        On or after September 15, 2002, Level 3 may cause the conversion rights of the holders of 2009 Convertible 6% Notes to expire at any time prior to the maturity date of the notes. Level 3 may exercise this option if the current market price of the common stock exceeds 140% of the prevailing conversion price then in effect, for at least 20 trading days within any 30-day period of consecutive trading days, including the last trading day of such period.

        If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any. Level 3 will pay the repurchase price in cash or, at Level 3's option but subject to the satisfaction of certain conditions, in shares of common stock.

        In the event of a bankruptcy, liquidation or reorganization of Level 3, an acceleration of the 2009 Convertible 6% Notes due to an event of default under the indenture, and certain other events, the payment of the principal of, premium, if any, and interest on the 2009 Convertible 6% Notes will be subordinated in right of payment to the prior full and final payment in cash of all senior debt of Level 3.

        The indenture also contains a provision relating to the acceleration of the 2009 Convertible 6% Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

        As of December 31, 2004, approximately $362 million aggregate principal amount of the 2009 Convertible 6% Notes was outstanding.

  11% Senior Notes due 2008

        On February 29, 2000, Level 3 issued $800 million aggregate principal amount of 11% Senior Notes due 2008 (which we refer to as the "11% Notes") under an indenture between Level 3 and The Bank of New York, as trustee. The 11% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 11% Notes bear interest at a rate of 11% per annum, payable semiannually in arrears on March 15 and September 15.

        The 11% Notes are not redeemable at the option of Level 3 prior to maturity.

        If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 11% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

        The indenture relating to the 11% Notes places certain restrictions on the actions of Level 3 and some of its subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% Notes. The indenture also contains a provision relating to the acceleration of the 11% Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

        As of December 31, 2004, approximately $132 million aggregate principal amount at maturity of the 11% Notes was outstanding.

  11 1/4% Senior Notes due 2010

        On February 29, 2000, Level 3 issued $250 million aggregate principal amount of 11 1/4% Senior Notes due 2010 (which we refer to as the "11 1/4% Notes") under an indenture between Level 3 and The Bank of New York, as trustee. The 11 1/4% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 11 1/4% Notes bear interest at a rate of 11 1/4% per annum, payable semiannually in arrears on March 15 and September 15.

        Level 3 may redeem the 11 1/4% Notes, in whole or in part, at any time on or after March 15, 2005. If a redemption occurs before March 15, 2008, Level 3 will pay a premium on the principal amount of the 11 1/4% Notes redeemed. This premium decreases annually from approximately 5.625% for a redemption during the twelve month period beginning on March 15, 2005 to approximately 1.875% for a redemption during the twelve month period beginning on March 15, 2007.

        If an event treated as a change in control of Level 3 occurs, Level 3 is obligated, subject to certain conditions, to offer to purchase all of the outstanding 11 1/4% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

        The indenture relating to the 11 1/4% Notes places certain restrictions on the actions of Level 3 and some of its subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% Notes.

        The indenture also contains a provision relating to the acceleration of the 11 1/4% Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

        As of December 31, 2004, approximately $96 million aggregate principal amount of the 11 1/4% Notes was outstanding.

  12 7/8% Senior Discount Notes due 2010

        On February 29, 2000, Level 3 issued $675 million aggregate principal amount at maturity of 12 7/8% Senior Discount Notes due 2010 (which we refer to as the "12 7/8% Discount Notes") under an indenture between Level 3 and The Bank of New York, as trustee. The 12 7/8% Discount Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

        The issue price of the 12 7/8% Discount Notes was approximately 53.308% of the principal amount at maturity. The 12 7/8% Discount Notes accrete at a rate of 12 7/8% per year, compounded semiannually, to 100% of their principal amount by March 15, 2005. Cash interest will not begin to accrue on the 12 7/8% Discount Notes until March 15, 2005, unless Level 3 elects to commence the accrual on or after March 15, 2003. Beginning on March 15, 2005, interest will accrue at a rate of 12 7/8% and will be payable semiannually on March 15 and September 15, beginning September 15, 2005.

        Level 3 may redeem the 12 7/8% Discount Notes, in whole or in part, at any time on or after March 15, 2005. If a redemption occurs before March 15, 2008, Level 3 will pay a premium on the accreted value of the 12 7/8% Discount Notes redeemed. This premium decreases annually from approximately 6.438% for a redemption during the twelve month period beginning on March 15, 2005 to approximately 2.146% for a redemption during the twelve month period beginning on March 15, 2007.

        If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 12 7/8% Discount Notes at a purchase price of 101% of the accreted value, plus accrued and unpaid interest, if any.

        The indenture relating to the 12 7/8% Discount Notes places certain restrictions on the actions of Level 3 and some of its subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% Notes. The indenture also contains a provision relating to the acceleration of the 12 7/8% Discount Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

        As of December 31, 2004, approximately $488 million aggregate principal amount at maturity of the 12 7/8% Discount Notes was outstanding.

  6% Convertible Subordinated Notes due 2010

        On February 29, 2000 Level 3 issued $863 million aggregate principal amount of 6% Convertible Subordinated Notes due 2010 (which we refer to as the "2010 Convertible 6% Notes") under an indenture between Level 3 and The Bank of New York, as trustee. The 2010 Convertible 6% Notes are unsecured, subordinated obligations of Level 3.

        The 2010 Convertible 6% Notes are convertible into shares of Level 3 common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed, or unless Level 3 has caused the conversion rights to expire. The 2010 Convertible 6% Notes may be converted at the initial rate of 7.416 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $134.84 per share.

        On or after March 18, 2003, Level 3 may cause the rights of the holders of the 2010 Convertible 6% Notes to expire at any time prior to the maturity date of the notes. Level 3 may exercise this option to cause the conversion rights to expire only if for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period, the current market price of common stock exceeds 140% of the prevailing conversion price then in effect.

        If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2010 Convertible 6% Notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any. Level 3 will pay the repurchase price in cash or, at Level 3's option but subject to the satisfaction of certain conditions, in shares of common stock.

        In the event of a bankruptcy, liquidation or reorganization of Level 3, an acceleration of the 2010 Convertible 6% Notes due to an event of default under the indenture relating to the 2010 Convertible 6% Notes, and certain other events, the payment of the principal of, premium, if any, and interest on the 2010 Convertible 6% Notes will be subordinated in right of payment to the prior full and final payment in cash of all senior debt of Level 3.

        The indenture relating to the 2010 Convertible 6% Notes also contains a provision relating to the acceleration of the 2010 Convertible 6% Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

        As of December 31, 2004, approximately $514 million aggregate principal amount of the 2010 Convertible 6% Notes was outstanding.

  2.875% Convertible Senior Notes due 2010

        On July 8, 2003, Level 3 issued $374 million aggregate principal amount of 2.875% Convertible Senior Notes due 2010 (which we refer to as the "2010 Convertible 2.875% Notes") under an indenture between Level 3 and The Bank of New York, as trustee. The 2010 Convertible 2.875% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

        The 2010 Convertible 2.875% Notes are convertible into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed. The 2010 Convertible 2.875% Notes may be converted at the initial rate of 139.2758 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $7.18 per share.

        Level 3 may redeem the 2010 Convertible 2.875% Notes, in whole or in part, at any time after July 15, 2007 only if the closing sale price of Level 3's common stock exceeds a specified percentage of the then applicable conversion price for at least 20 trading days in any consecutive 30-day trading period, including the last trading day of that period. The specified percentage decreases annually from 170% in the 12-month period beginning July 15, 2007 to 150% in the 12-month period beginning July 15, 2009. Level 3 must pay a "make whole" payment equal to the present value of all remaining scheduled payments of interest on the 2010 Convertible 2.875% Notes to be redeemed through and including July 15, 2010.

        If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2010 Convertible 2.875% Notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any.

        The indenture also contains a provision relating to the acceleration of the 2010 Convertible 2.875% Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

        As of December 31, 2004, approximately $374 million aggregate principal amount of the 2.875% Notes was outstanding.

  5 1/4% Convertible Senior Notes due 2011

        On December 2, 2004, Level 3 issued $345 million aggregate principal amount of 5 1/4% Convertible Senior Notes due 2011 (which we refer to as the "2011 Convertible 5 1/4% Notes") under an indenture between Level 3 and The Bank of New York, as trustee. The 2011 Convertible 5 1/4% Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

        The 2011 Convertible 5 1/4% Notes are convertible into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed. The 2011 Convertible 5 1/4% Notes may be converted at the initial rate of 251.004 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $3.984 per share.

        Level 3 may redeem the 2011 Convertible 5 1/4% Notes, in whole or in part, at any time after December 15, 2008. If a redemption occurs before December 15, 2010, Level 3 will pay a premium on principal amount of the 2011 Convertible 5 1/4% Notes redeemed. The premium for the 12 month period beginning December 15, 2008 is equal to 102.25%, for the 12 month period beginning December 15, 2009 is equal to 101.50% and for the 12 month period beginning December 15 2010 and thereafter 100.75%.

        If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2011 Convertible 5 1/4% Notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any, plus in certain circumstances a "make-whole premium" that is based on a table included in the indenture relating to the 2011 Convertible 5 1/4% Notes and the date on which the change in control becomes effective as well as the price paid per share of our common stock.

        The indenture also contains a provision relating to the acceleration of the 2011 Convertible 5 1/4% Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

        As of December 31, 2004, approximately $345 million aggregate principal amount of the 5 1/4% Notes was outstanding.

  10% Convertible Senior Notes due 2011

        On February 18, 2005, we agreed to issue $880 million aggregate principal amount of 10% Convertible Senior Notes due 2011 (which we refer to as the "2011 Convertible 10% Notes") under an indenture supplement to be entered into between Level 3 and The Bank of New York, as trustee. The 2011 Convertible 10% Notes will be senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3.

        After January 1, 2007, the 2011 Convertible 10% Notes are convertible into shares of common stock, at the option of the holder, at any time prior to maturity, unless previously repurchased or redeemed. The conversion right will be accelerated in the event of a change of control as defined in the supplemental indenture. For each $1,000 principal amount of 2011 Convertible 10% Notes surrendered for conversion a holder will receive 277.77 shares of our common stock.

        Level 3 may redeem the 2011 Convertible 10% Notes, in whole or in part, at any time after May 1, 2009. If a redemption occurs before maturity, Level 3 will pay a premium on principal amount of the 2011 Convertible 10% Notes redeemed. The premium for the 12 month period beginning May 1, 2009 is equal to 3.33% and for the 12 month period beginning May 1, 2010 and thereafter 1.67%.

        If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 2011 Convertible 10% Notes at a purchase price of 100% of the principal amount, plus accrued and unpaid interest, if any, plus in certain circumstances a "make-whole premium" that is based on a table included in the indenture relating to the 2011 Convertible 10% Notes and the date on which the change in control becomes effective as well as the price paid per share of our common stock.

        The indenture also contains a provision relating to the acceleration of the 2011 Convertible 5 1/4% Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

Euro-Denominated Senior Notes

  11 1/4% Senior Notes due 2010

        On February 29, 2000, Level 3 issued €300 million aggregate principal amount of 11 1/4% Senior Notes due 2010 (which we refer to as the "11 1/4% Euro Notes") under an indenture between Level 3 and The Bank of New York, as trustee. The 11 1/4% Euro Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 11 1/4% Euro Notes bear interest at a rate of 11 1/4% per annum, payable semiannually in arrears on March 15 and September 15.

        Level 3 may redeem the 11 1/4% Euro Notes, in whole or in part, at any time on or after March 15, 2005. If a redemption occurs before March 15, 2008, Level 3 will pay a premium on the principal amount of the 11 1/4% Euro Notes redeemed. This premium decreases annually from approximately 5.625% for a redemption during the twelve month period beginning on March 15, 2005 to approximately 1.875% for a redemption during the twelve month period beginning on March 15, 2007.

        If an event treated as a change in control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 11 1/4% Euro Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

        The indenture relating to the 11 1/4% Euro Notes places certain restrictions on the actions of Level 3 and its restricted subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% Notes. The indenture also contains a provision relating to the acceleration of the 11 1/4% Euro Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

        As of December 31, 2004, approximately €104 million aggregate principal amount of the 11 1/4% Euro Notes was outstanding.

  10 3/4% Senior Notes due 2008

        On February 29, 2000, Level 3 issued €500 million aggregate principal amount of 10 3/4% Senior Notes due 2008 (which we refer to as the "10 3/4% Euro Notes") under an indenture between Level 3 and The Bank of New York, as trustee. The 10 3/4% Euro Notes are senior unsecured obligations of Level 3. They rank equally in right of payment with all other existing and future senior unsecured indebtedness of Level 3. The 10 3/4% Euro Notes bear interest at a rate of 10 3/4% per annum, payable semiannually in arrears on March 15 and September 15.

        The 10 3/4% Euro Notes are not redeemable at the option of Level 3 prior to maturity.

        If an event treated as a change of control of Level 3 occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 10 3/4% Euro Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

        The indenture relating to the 10 3/4% Euro Notes places certain restrictions on the actions of Level 3 and its restricted subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% Notes. The indenture also contains a provision relating to the acceleration of the 10 3/4% Euro Notes that is substantially similar to that contained in the indenture relating to the 9 1/8% Notes.

        As of December 31, 2004, approximately €50 million aggregate principal amount of the 10 3/4% Euro Notes was outstanding, using an exchange rate as of December 31, 2004.

Indebtedness of Level 3 Financing, Inc.

  10.75% Senior Notes due 2011

        On October 1, 2003, Level 3 Financing, Inc., a direct, wholly owned subsidiary of Level 3 which we refer to as "Level 3 Financing", issued $500 million aggregate principal amount of 10.75% Senior Notes due 2011 (which we refer to as the "10.75% Notes") under an indenture between Level 3, as guarantor, Level 3 Financing, as Issuer, and The Bank of New York as trustee. The 10.75% Notes are senior unsecured unsubordinated obligations of Level 3 Financing. They rank equally in right of payment with all other existing and future senior unsecured unsubordinated indebtedness of Level 3 Financing. The 10.75% Notes are unconditionally guaranteed on an unsubordinated unsecured basis by Level 3 Communications, Inc. and Level 3 Communications, LLC. The 10.75% Notes bear interest at a rate of 10.75% per annum, payable semiannually in arrears on April 15 and October 15.

        Level 3 Financing may redeem the 10.75% Notes, in whole or in part, at any time on or after October 15, 2007. If a redemption occurs before October 15, 2009, Level 3 Financing will pay a premium on the principal amount of the 10.75% Notes redeemed. This premium decreases annually from approximately 5.38% for a redemption during the twelve month period beginning on October 15, 2007 to approximately 2.69% for a redemption during the twelve month period beginning on October 15, 2009. In addition, on or prior to October 15, 2006, Level 3 Financing may redeem up to 35% of the 10.75% Notes with the proceeds of certain equity offerings of Level 3 that are contributed to Level 3 Financing at a redemption price equal to 110.750% of the principal amount of the 10.75% Notes so redeemed.

        If an event treated as a change of control of Level 3 and/or Level 3 Financing occurs, Level 3 will be obligated, subject to certain conditions, to offer to purchase all of the outstanding 10.75% Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any.

        The indenture relating to the 10.75% Notes places certain restrictions on the actions of Level 3 and Level 3 Financing and some of their subsidiaries that are substantially similar to those contained in the indenture relating to the 9 1/8% Notes.

        The holders of the 10.75% Notes may force Level 3 Financing to immediately repay the principal on the 10.75% Notes, including interest to the acceleration date, if certain defaults exist under other indebtedness of Level 3 or any restricted subsidiary having an outstanding principal amount of at least $25 million, which defaults result in the acceleration of such other indebtedness or constitute a failure to pay principal when due.

        As of December 31, 2004, $500 million aggregate principal amount of the 10.75% Notes was outstanding.

  Credit Agreement

        As of December 1, 2004, Level 3 Financing, as borrower and Level 3 Communications, Inc., as guarantor, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, and certain lenders entered into a Credit Agreement, pursuant to which the lenders extended a $730 million senior secured term loan to Level 3 Financing.

        Level 3 Financing's obligations under the Credit Agreement are, subject to certain exceptions, initially secured by certain of the assets of (i) Level 3 Communications, Inc.; and (ii) certain of Level 3 Communications, Inc.'s material domestic subsidiaries that are engaged in the telecommunications business and which can grant a lien on their assets without regulatory approval. Level 3 Communications, Inc. and these subsidiaries will also guarantee the obligations of Level 3 Financing under the Credit Agreement. Upon obtaining required regulatory approvals:

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  Level 3 Communications, LLC (which we refer to as "Level 3 LLC") and its material domestic subsidiaries will guarantee and, subject to certain exceptions, pledge certain of their assets to secure the obligations under the Credit Agreement; and

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  certain of the initial subsidiary guarantors will be released from their pledge and guarantee obligations under the Credit Agreement.

        The principal amount of the senior secured term loan will be payable in full on December 1, 2011. Additional secured term loans or revolving loans may in the future be extended to Level 3 Financing under the Credit Agreement.

        The senior secured term loan bears interest at a rate equal to the London Interbank Offered Rate (LIBOR) plus 700 basis points, which will be increased by 300 basis points if the regulatory approvals permitting a guarantee and pledge of assets by Level 3 LLC and its material domestic subsidiaries are not obtained prior to December 1, 2005.

        The Credit Agreement provides that indebtedness outstanding under the senior secured term loan will be paid with all of the net available cash proceeds with respect to certain asset sales, if these proceeds are not reinvested in Level 3's business.

        The Credit Agreement contains negative covenants restricting and limiting the ability of Level 3 Communications, Inc., Level 3 Financing and any restricted subsidiary to engage in certain activities, including:

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  limitations on indebtedness and the incurrence of liens;

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  restrictions on dividends and distributions on capital stock, and other similar distributions;

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  limitations on transactions restricting the ability of subsidiaries to pay dividends and other similar distributions;

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  restrictions on the issuance and sale of capital stock of subsidiaries;

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  restrictions on sale leaseback transactions, sales of assets and investments, including restrictions on asset transfers by guarantors under the Credit Agreement to subsidiaries of Level 3 Communications, Inc. which are not guarantors;

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  limitations on transactions with affiliates;

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  limitations on designating subsidiaries as unrestricted subsidiaries;

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  limitations on actions with respect to existing intercompany obligations; and

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  in the case of Level 3 Communications, Inc., Level 3 Financing and any guarantor, restrictions on mergers and sales of substantially all assets.

        The Credit Agreement does not require Level 3 Communications, Inc. or Level 3 Financing to maintain specific financial ratios. The Credit Agreement does contain certain events of default.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and of the common stock into which the notes may be converted. This summary:

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  does not purport to be a complete analysis of all the potential tax considerations that may be relevant to holders in light of their particular circumstances or discuss the effect of any applicable state, local, foreign or other tax laws;

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  is based on the provisions of the Code, Treasury Regulations promulgated thereunder, published rulings and procedures of the Internal Revenue Service (the "IRS") and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change at any time, possibly with retroactive effect;

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  deals only with notes and common stock held as "capital assets" within the meaning of Section 1221 of the Code;

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  does not address tax considerations applicable to investors that may be subject to special rules, such as partnerships and other pass-through entities, banks, tax-exempt organizations, insurance companies, dealers or traders in securities or currencies or persons that will hold the notes or common stock as a position in a hedging transaction, "straddle" or conversion transaction for tax purposes or persons deemed to sell the notes or common stock under the constructive sale provisions of the Code; and

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  discusses only the tax considerations applicable to the initial purchasers of the notes who purchase the notes pursuant to, and at the offering price on the cover of, this prospectus and does not discuss the tax considerations applicable to subsequent purchasers of the notes.

        If an entity that is classified as a partnership for federal income tax purposes holds notes, the tax treatment of its partners will generally depend upon the status of the partners and the activities of the partnership. Partnerships and other entities that are classified as partnerships for federal income tax purposes and persons holding notes through a partnership or other entity classified as a partnership for federal income tax purposes are urged to consult their tax advisors.

        Level 3 has not sought, nor will seek, any ruling from the IRS with respect to matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or common stock or that any such position would not be sustained.

        Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

United States Holders

        As used herein, the term "United States Holder" means a beneficial owner of a note or common stock that is, for United States federal income tax purposes:

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  an individual that is a citizen or resident of the United States;

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  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

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  an estate, the income of which is subject to United States federal income tax regardless of its source;

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  a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a United States person; or

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  a person whose worldwide income or gain is otherwise subject to United States federal income tax on a net income basis.

  Interest

        Since the notes were issued at a substantial discount from their stated principal amount, the notes will be treated as issued with original issue discount for U.S. federal income tax purposes. Original issue discount is the excess of: (1) a note's stated redemption price at maturity over (2) its issue price. The stated redemption price at maturity of a note is the sum of the principal amount payable at maturity and all stated interest payments provided by the note. The original issue price of the notes per $1,000 principal amount was $704.73.

        A U.S. holder of a note is required to include original issue discount in income as ordinary interest for United States Federal Income Tax purposes as it accrues under a constant yield method in advance of receipt of cash payments attributable to that income, regardless of the U.S. holder's regular method of tax accounting. A U.S. holder will not be required to report separately as taxable income actual payments of stated interest relating to a note. In general, the amount of original issue discount included in income by a U.S. holder of a note is the sum of the daily portions of original issue discount for each day during the taxable year, or portion thereof, on which the U.S. holder held the note. The daily portion is determined by allocating the original issue discount for an accrual period equally to each day in that accrual period.

        The amount of original issue discount attributable to each accrual period is generally equal to the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity, that is, the discount rate that, when applied to all payments under the note, results in a present value equal to the issue price. The adjusted issue price of a note at the beginning of any accrual period is the issue price of the note, plus the amount of original issue discount allocable to all prior accrual periods, minus the amount of any prior payments in respect of the note, including payments of stated interest.

        In determining the yield and maturity relating to the notes, Level 3 will not be deemed to exercise any call option on the notes. If Level 3 elects to commence the payment of cash interest on the notes prior to October 15, 2007, the notes may be treated solely for the purpose of applying the original issue discount rules as if each note were retired and then reissued on the date of this election for an amount equal to its adjusted issue price on that date in which case the periodic payments provided by the notes will constitute "qualified stated interest."

  Sale, Exchange or Redemption of the Notes

        Upon the sale, exchange or redemption of a note, a United States Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest not previously included in income, which is taxable as ordinary income) and (2) such United States Holder's adjusted tax basis in the note.

        The deductibility of capital losses is subject to limitations. Except to the extent that gain is recharacterized as ordinary income pursuant to the rules discussed below any capital gain or loss recognized by a United States Holder will be long-term capital gain or loss if the notes were held for more than one year. Long-term capital gain of a non-corporate United States Holder is eligible for a reduced rate of tax. A United States Holder's adjusted tax basis in a note generally will equal the cost of the note to such United States Holder (1) increased by any original issued discount or market discount previously included in income by such United States Holder with respect to the note, (2) decreased by the amount of any payments received and amortizable bond premium previously taken by the United States Holder with respect to the note, and (3) plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in "—Adjustments to Conversion Rate" below.

  Market Discount

        A United States Holder who purchases a note for an amount that is less than its adjusted issue price as of the purchase date will be treated as having purchased such note at a "market discount," unless the amount of such market discount is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any gain realized on the disposition of a note as ordinary income to the extent of the lesser of (1) the amount of such gain or (2) the market discount which has accrued on such note at the time of such disposition and has not previously been included in income. A United States Holder may be required to defer the deduction for the excess of (1) the interest expense on any indebtedness incurred or maintained to purchase or carry a note with market discount over (2) interest income (including original issue discount) from that note to the extent of market discount accruing during the taxable year. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note unless the United States Holder elects to accrue market discount using a constant-yield method.

        A United States Holder may elect to include market discount in income (generally as interest) currently as it accrues, in which case the rules relating to the recharacterization of disposition gains and deferral of interest deductions will not apply. Such an election will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Acquisition Premium

        A United States Holder who purchases a note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on such note after the purchase date will be considered to have purchased the note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount that such United States Holder must include in its gross income with respect to such note for any taxable year (or portion thereof in which the U.S. Holder holds the note) will be reduced by the portion of the acquisition premium allocable to the period. Acquisition premium will be allocated proportionately to the inclusions of the original issue discount unless the United States Holder elects to allocate it for a particular note using a constant-yield method.

  Amortizable Bond Premium

        If a United States Holder purchases a note for an amount that (as reduced by the value of the right to convert such note into common stock) is greater than the sum of all amounts payable on the note after the purchase date such United States Holder will be considered to have purchased the note with "amortizable bond premium." A United States Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest required to be included in respect of the note by the amortized amount of such premium. Any election to amortize bond premium applies to all taxable debt instruments held by the United States Holder on or after the beginning of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Adjustments to Conversion Rate

        The conversion rate of the notes is subject to adjustment under certain circumstances, as described under "Description of Notes—Conversion Rights." Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a deemed distribution, resulting in dividend treatment (as described below) to the extent of Level 3's current or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion rate (or certain other corporate transactions) increase the proportionate interest of a holder of the notes in the fully diluted common stock (particularly an adjustment to reflect a taxable dividend to holders of common stock), whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion rate of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in the assets or earnings and profits of Level 3, then such increase may be treated as a deemed distribution on common stock of such holders, taxable as described below under "—Distributions on Common Stock".

  Conversion of the Notes

        A United States Holder generally will not recognize any gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. A United States Holder's tax basis in the common stock received on conversion of a note will be the same as such United States Holder's adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share interest, and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, to the extent that any common stock received upon conversion is considered attributable to accrued interest not previously included in income by the United States Holder, it will be taxable as ordinary income. A United States Holder's tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the date of conversion.

        Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share, and will be taxable as described below under "—Sale or Exchange of Common Stock." The holder's tax basis in the fractional share of common stock will be a proportionate part of the holder's adjusted tax basis in the common stock received upon conversion, as described above.

  Distributions on Common Stock

        Distributions, if any, paid or deemed paid on the common stock (or deemed distributions on the notes as described above under "—Adjustments to Conversion Rate") generally will be treated as dividends and includable in the income of a United States Holder as ordinary income to the extent of the Level 3's current or accumulated earnings and profits as determined for United States federal income tax purposes. Dividends paid to United States Holders that are individuals are currently taxed at the rates applicable to long-term capital gains if the holder meets certain holding period and other requirements. Dividends paid to United States Holders that are United States corporations may qualify for the dividends received deduction if the holder meets certain holding period and other requirements. Distributions on shares of common stock that exceed the current and accumulated earnings and profits of Level 3 will be treated first as a non-taxable return of capital, reducing the holder's basis in the shares of common stock. Any such distributions in excess of the holder's basis in the shares of common stock generally will be treated as capital gain from a sale or exchange of such stock.

  Sale or Exchange of Common Stock

        Upon the sale or exchange of common stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such United States Holder's adjusted tax basis in the common stock. The holder's adjusted tax basis in the common stock received upon conversion will be determined in the manner described above.

        The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a holder will be long-term capital gain or loss if the common stock was held for more than one year. Long-term capital gain of a non-corporate United States Holder is eligible for a reduced rate of tax.

Foreign Holders

        A "Foreign Holder" is any beneficial owner of the notes or common stock (other than a partnership) that is not a United States Holder.

        Payments of interest (including original issue discount) on a note to a Foreign Holder generally will not be subject to United States federal withholding tax provided that:

        (1)   the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Level 3 entitled to vote (treating, for such purpose, notes held by a Foreign Holder as having been converted into common stock of Level 3);

        (2)   the Foreign Holder is not a controlled foreign corporation that is related to Level 3 through stock ownership; and

        (3)   either (A) the Foreign Holder of the note, under penalties of perjury, provides Level 3 or its agent with its name and address and certifies that it is not a United States person or (B) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to Level 3 or its agent, under penalties of perjury, that such a statement has been received from the Foreign Holder by it or another financial institution and furnishes to Level 3 or its agent a copy thereof.

        For purposes of this summary, we refer to this exemption of interest from United States federal withholding tax as the "Portfolio Interest Exemption." The certification described in clause (3) above may also be provided by a qualified intermediary on behalf of one or more Foreign Holders or other intermediaries, provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met. The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business of that Foreign Holder will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to eliminate or reduce such withholding.

        A Foreign Holder generally will be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such payment is attributable to an office or other fixed place of business maintained in the United States by such Foreign Holder. Such effectively connected income received by a Foreign Holder that is a corporation may in certain circumstances be subject to an additional "branch profits" tax at a 30% rate or, if applicable, a lower treaty rate.

        Foreign Holders should consult their own tax advisors regarding any applicable income tax treaties. To claim the benefit of a tax treaty or to claim exemption from withholding because the interest income is effectively connected with a United States trade or business, the Foreign Holder must provide a properly executed Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest.

  Sale, Exchange or Redemption of the Notes

        A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or redemption of the notes unless:

        (1)   the Foreign Holder is an individual who was present in the United States for 183 days or more during the taxable year, and certain other conditions are met;

        (2)   the gain is effectively connected with the conduct of a trade or business of the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to an office or other fixed place of business maintained in the United States by such Foreign Holder; or

        (3)   (a) Level 3 is or has been a United States real property holding corporation (referred to as a "USRPHC") for United States federal income tax purposes at any time during the shorter of the five-year period preceding the date of the disposition or the Foreign Holder's holding period, and (b)(i) if the notes are not regularly traded on an established securities market, the value of the notes owned by the holder on the date of their acquisition is more than 5% of the total value of our common stock on that date or (ii) if the notes are so traded, the holder owned more than 5% of the total value of our notes during the five-year period preceding the date of disposition provided that for federal income tax purposes our common stock is considered to be regularly traded on an established securities market (in which case the gain will be treated as effectively connected income as described in (2) above).

        We may be, or may become, a USRPHC. In general, Level 3 will be treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the total fair market value of its United States and non-United States real property and its other assets used or held for use in a trade or business.

        In the case of (2), such effectively connected gain generally will be taxed to a Foreign Holder in the same manner as to a United States Holder, and if received by a Foreign Holder that is a corporation may in certain circumstances be subject to an additional "branch profits" tax at a 30% rate or, if applicable, a lower treaty rate.

        Additionally, in the case of (3)(b)(ii), it is possible that a Foreign Holder that initially owns 5% or less of the total value of the notes may subsequently be considered to own more than 5% of such value due to the conversion of the notes into common stock by other holders. Regardless of whether a disposition of any note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the notes or a financial intermediary involved in any such transaction (except if non-traded notes are purchased in an amount described above in (3)(b)(i)) provided that our common stock is considered to be regularly traded on an established securities market under applicable Treasury Regulations.

  Conversion of the Notes

        In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a note into common stock by a Foreign Holder except (1) to the extent the common stock is considered attributable to accrued interest not previously included in income, which may be taxable under the rules set forth in "—Interest," (2) with respect to the receipt of cash by Foreign Holders upon conversion of a note where any of the conditions described in (1) or (2) above under "—Sale, Exchange or Redemption of the Notes" is satisfied.

  Sale or Exchange of Common Stock

        A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of common stock unless either of the conditions described in (1) or

(2) above under "—Sale, Exchange or Redemption of the Notes" are satisfied or Level 3 is or has been a USRPHC at any time within the shorter of the five-year period preceding such disposition or such Foreign Holder's holding period and our stock is not considered to be regularly traded at the time of the sale or exchange.

        If Level 3 is, or becomes, a USRPHC, so long as the class of stock disposed of is regularly traded on an established securities market within the meaning of Section 897(c)(3) of the Code, only a Foreign Holder of such class who holds or held actually or constructively, at any time during the shorter of the five-year period preceding the date of disposition or the Foreign Holder's holding period, more than 5% of such class of stock will be subject to United States federal income tax on the disposition of such stock. The common stock is currently regularly traded on an established securities market. For purposes of the ownership test described above, a Foreign Holder of notes will be considered as constructively owning the common stock into which such notes are convertible. Regardless of whether a disposition of common stock is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the common stock or a financial intermediary involved in any such transaction if our stock is regularly traded.

  Distributions on Common Stock

        Dividends, if any, paid or deemed paid on the common stock (or deemed dividends on the notes as described above under "—Adjustments to Conversion Rate") to a Foreign Holder, excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Foreign Holder, will be subject to United States federal withholding tax at a 30% rate, or lower rate provided under any applicable income tax treaty. Except to the extent that an applicable tax treaty otherwise provides, a Foreign Holder will be subject to tax in the same manner as a United States Holder on dividends paid or deemed paid that are effectively connected with the conduct of a trade or business in the United States by the Foreign Holder. If such Foreign Holder is a foreign corporation, it may in certain circumstances also be subject to a United States "branch profits" tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to United States withholding tax if the Foreign Holder delivers IRS Form W-8ECI to the payer.

        A Foreign Holder of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification requirements. In addition, in the case of common stock held by a foreign partnership, or other fiscally transparent entity, the certification requirement would generally be applied to the partners of the partnership and the partnership would be required to provide certain information. The Treasury Regulations also provide look-through rules for tiered partnerships.

Contingent Payments

        In certain circumstances, we may be obligated to pay holders amounts in excess of stated interest and principal payable on the notes. Our obligation to make payments upon certain repurchases may implicate the provisions of Treasury Regulations relating to contingent payment debt instruments (referred to as "CPDIs"). We intend to take the position that notes should not be treated as CPDIs because of these payments. Assuming such position is respected, a United States Holder would be required to include in income the amount of any such payments at the time such payments are received or accrued in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

Information Reporting and Backup Withholding

        Information returns may be filed with the IRS and backup withholding tax may be collected in connection with payments of principal, premium, if any, and interest on a note, dividends on common stock and payments of the proceeds of the sale of a note or common stock by a holder. A United States Holder will not be subject to backup withholding tax if such United States Holder provides its taxpayer identification number to the paying agent and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Certain holders, including corporations, are generally not subject to backup withholding.

        In addition, a Foreign Holder may be subject to United States backup withholding tax on these payments unless such Foreign Holder complies with certification procedures to establish that such Foreign Holder is not a United States person. The certification procedures required by a Foreign Holder to claim the exemption from withholding tax on interest (described above in "Foreign Holders—Interest") will generally satisfy the certification requirements necessary to avoid the backup withholding tax as well.

        Backup withholding tax is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld. If backup withholding tax results in an overpayment of United States federal income taxes, a refund or credit may be obtained from the IRS, provided the required information is furnished.

        The preceding discussion of certain United States federal income tax considerations is for general information only and is not tax advice. Accordingly, holders of the notes and common stock should consult their own tax advisors as to particular tax consequences to them of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local, foreign, or other tax laws, and of any proposed changes in applicable law.

SELLING SECURITYHOLDERS

        The notes were originally issued by us in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed to be qualified institutional buyers or other institutional accredited investors. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

        The following table sets forth information with respect to the selling securityholders and the principal amounts at maturity of notes beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible, if and when converted. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, since the date on which they provided the information regarding their notes, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act. Unless otherwise indicated below, to our knowledge, no selling securityholder named in the table below beneficially owns one percent or more of our common stock, assuming conversion of such selling securityholder's notes.

	Principal Amount of Notes at Maturity		Number of Shares of Common Stock
Selling Securityholder	Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Beneficially Owned(1)(2)	Offered Hereby	Owned After the Offering(3)
Markel Insurance Company of Canada	3,689,000	1%	369,232	369,232	500,126
Federated Insurance Company of Canada	2,805,000	1%	280,753	280,753	372,187
Commonwealth Insurance Company	14,210,000	5%	1,422,280	1,422,280	598,987
Commonwealth Insurance Company of America	551,000	*	55,150	55,150	40,768
Lombard General Insurance Company of Canada	13,714,000	5%	1,372,635	1,372,635	983,254
Ranger Insurance Company	7,378,000	3%	738,465	738,465	546,651
United States Fire Insurance Company	95,345,000	32%	9,543,089	9,543,089	995,079
Seneca Insurance Company, Inc.	2,584,000	1%	258,633	258,633	302,403
Seneca Specialty Insurance Company	367,000	*	36,733	36,733	75,603
Odyssey America Reinsurance Corporation	55,357,000	19%	5,540,687	5,540,687	4,530,206
Clearwater Insurance Company	55,357,000	19%	5,540,687	5,540,687	1,117,959
Odyssey America Reinsurance Corporation—London	2,203,000	1%	220,498	220,498	0
Hudson Insurance Company	1,101,000	*	110,199	110,199	75,660
Newline Underwriting Management Limited	587,000	*	58,753	58,753	75,660
TIG Insurance Company	38,750,000	13%	3,878,491	3,878,491	0
Riverstone Management Limited	734,000	*	73,466	73,466	0

*
Less than 1%.

(1)
Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus if and when necessary.

(2)
Assumes for each $1,000 in aggregate principal amount at maturity of notes the number of shares of our common stock to be issued is determined by dividing $1,000 by the conversion price of $9.991 per share of our common stock. As of October 15, 2004, the last date upon which accretion of the notes was recorded, the accreted value of $1,000 in aggregate principal amount at maturity of the notes was $767.90.

(3)
Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible.

        Each of the selling security holders is an affiliate of Hamblin Watsa Investment Counsel Ltd. We refer to this organization as Fairfax. None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. The selling securityholders acquired all of the notes from us in a private transaction on October 24, 2003. All of the notes were "restricted securities" under the Securities Act prior to this registration. On February 18, 2005, Fairfax agreed to purchase $100 million of our 10% convertible senior notes due 2011.

        Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount at maturity of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

        The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or quotation service on which the notes or the common stock may be listed or owed at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes. See

"Risk Factors—There is no public market for the notes, which could limit their market price or your ability to sell them."

        In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times, which was amended as of February 18, 2005. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the underlying common stock.

        Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

  •
  two years after the latest date of original issuance of any of the notes;

  •
  the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

  •
  the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

        Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

        We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment. This time period will not exceed 45 days in any three-month period or 90 days in a twelve-month period. See "Description of Notes—Registration Rights."

VALIDITY OF SECURITIES

        The validity of the securities offered under this prospectus will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Level 3 Communications, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2004 financial statements refers to a change in accounting for goodwill and other intangible assets in 2002 and for asset retirement obligations in 2003.

INCORPORATION OF DOCUMENTS BY REFERENCE

        This prospectus incorporates by reference some of the reports, proxy and information statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

  •
  Current Reports on Form 8-K filed on January 13, 2005, February 22, 2005, February 24, 2005 and February 25, 2005; and

  •
  The description of our common stock contained in our Registration Statements on Form 8-A/A (SEC File No. 000-15658) filed on March 31, 1998 and June 10, 1998, including any amendments or reports filed for the purpose of updating such description.

        Any statements made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        In addition, for so long as any of the notes remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

        We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests for documents should be directed to Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021 (720-888-1000). Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered hereby. We are paying all of the selling securityholders' expenses related to this offering, except that the selling securityholders will pay any applicable broker's commissions and expenses. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$34,690
Transfer Agent's, Trustee's and Depositary's fees and expenses	6,000
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Printing and engraving fees and expenses	15,000

Total	$115,690

Item 15. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

        In accordance with Section 145 of the DGCL, Article XI of the Restated Certificate of Incorporation (the "Certificate") of Level 3 Communications, Inc. (the "Company") and the Company's By-Laws (the "By-Laws") provide that the Company shall indemnify each person who is or was a director, officer or employee of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the Certificate and the By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. The Certificate further provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

        The By-Laws provide that the Company may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

Item 16. Exhibits.

3.1	Restated Certificate of Incorporation dated March 31, 1998 (Exhibit 1 to Registrant's Form 8-A filed on April 1, 1998).
3.2	Certificate of Amendment of Restated Certificate of Incorporation of Level 3 Communications, Inc. (Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated June 3, 1999).
3.3	Specimen Stock Certificate of Common Stock, par value $.01 per share (Exhibit 3 to the Registrant's Form 8-A filed on March 31, 1998).
3.4	Amended and Restated By-laws as of November 6, 2003 (Exhibit 3 to Registrant's Current Report on Form 8-K filed on November 7, 2003).
3.5
Form of Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Convertible Preferred Stock (Exhibit 1.3 to the Registrant's Current Report on Form 8-K filed on July 8, 2002).
4.1
Indenture, dated as of October 24, 2003, by and between the Registrant and The Bank of New York as Trustee relating to the Registrant's 9% Convertible Senior Discount Notes due 2013 (Exhibit 4.12 to the Registrant's Annual Report on Form 10-K for the year ending December 31, 2003).
4.2
First Supplemental Indenture, dated as of February 7, 2005, by and between Level 3 Communications, Inc. and The Bank of New York as Trustee (Exhibit 4.12.2 to the Registrant's Annual Report on Form 10-K for the year ending December 31, 2003).
4.3
Registration Rights Agreement, dated as of November 17, 2004, among Level 3 Communications, Inc. and the Initial Purchasers. (Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed November 23, 2004).

4.4	Amendment No. 1 to Registration Rights Agreement, dated as of February 7, 2005, among Level 3 Communications, Inc. and the Initial Purchasers.
5	Opinion of Willkie Farr & Gallagher LLP
12	Statement re: Computation of Ratios (incorporated by reference to Exhibit 12 of the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
23.1	Consent of KPMG LLP
23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5)
24	Power of Attorney (included on the signature page hereto)
25	Form of T-1 Statement of Eligibility of the Trustee under the Indenture

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

          (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

          (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Broomfield, Colorado, on March 31, 2005.

LEVEL 3 COMMUNICATIONS, INC.
By:	/s/ JAMES Q. CROWE Name: James Q. Crowe Title: Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitute and appoint Thomas C. Stortz and Neil J. Eckstein, as his true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (i) any and all pre-effective and post-effective amendments to this registration statement, (ii) any registration statement relating to this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (iii) any exhibits to any such registration statement or pre-effective or post-effective amendments, (iv) any and all applications and other documents in connection with any such registration statement or pre-effective or post-effective amendments, and generally to do all things and perform any and all acts and things whatsoever requisite and necessary or desirable to enable Level 3 Communications, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ WALTER SCOTT, JR. Walter Scott, Jr.	Chairman of the Board	March 31, 2005
/s/ JAMES Q. CROWE James Q. Crowe	Chief Executive Officer and Director	March 31, 2005
/s/ SUNIT S. PATEL Sunit S. Patel	Group Vice President and Chief Financial Officer (Principal Financial Officer)	March 31, 2005
/s/ ERIC J. MORTENSEN Eric J. Mortensen	Sr. Vice President and Controller (Principal Accounting Officer)	March 31, 2005

/s/ MOGENS C. BAY Mogens C. Bay	Director	March 31, 2005
/s/ JAMES O. ELLIS, JR. James O. Ellis, Jr.	Director	March 31, 2005
Richard R. Jaros	Director	March , 2005
/s/ ROBERT E. JULIAN Robert E. Julian	Director	March 31, 2005
/s/ ARUN NETRAVALI Arun Netravali	Director	March 31, 2005
/s/ JOHN T. REED John T. Reed	Director	March 31, 2005
/s/ MICHAEL B. YANNEY Michael B. Yanney	Director	March 31, 2005
/s/ ALBERT C. YATES Albert C. Yates	Director	March 31, 2005

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TABLE OF CONTENTS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
Level 3 Communications
The Offering
RISK FACTORS
Risks Related to Our Business
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
Fiscal Year Ended December 31,
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF OTHER INDEBTEDNESS OF LEVEL 3 COMMUNICATIONS, INC. AND LEVEL 3 FINANCING, INC.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS
INCORPORATION OF DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings .
SIGNATURES
POWER OF ATTORNEY